As filed with the Securities Exchange Commission on April 30, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Voyager Oil & Gas, Inc.

(formerly known as ante4, Inc.)

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0639000 (I.R.S. Employer Identification Number)

2812 1st Avenue North, Suite 506

Billings, Montana 59101

(406) 245-4902
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Russell (J.R.) Reger Chief Executive Officer Voyager Oil & Gas, Inc. 2812 1st Avenue North, Suite 506 Billings, Montana 59101 (406) 245-4902	With a copy to: Thomas F. Steichen Ryan C. Brauer Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402 (612) 492-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
		Offering	Aggregate	Amount of
Title of Each Class Of	Amount To Be	Price	Offering	Registration
Securities To Be Registered	Registered (1)	Per Unit(2)	Price(2)	Fee(2)
Common Stock, par value $0.001	21,178,331	$3.05	$64,593,909	$4,606
(1)	The shares of our common stock being registered hereunder are being registered for sale by the selling stockholders, as defined in the accompanying prospectus.

(2)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the last sale price of the Registrant’s common stock as reported on the over-the-counter bulletin board on April 27, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 29, 2010.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Voyager Oil & Gas, Inc.

21,178,331 Shares of Common Stock

The holders of common stock of Voyager Oil & Gas, Inc. (“Voyager”) that received common stock as consideration pursuant to a Merger (defined below) between ante4, Inc. (“ante4”), Plains Energy Investments, Inc. (the “Company”), and Plains Energy Acquisition Corp. (“Acquisition Sub”) may offer and sell from time to time up to an aggregate amount of 21,178,331 shares of our common stock for their own accounts.  We will not receive any proceeds from the sale of the shares.

The common stock may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the “Plan of Distribution.”

The number of shares being registered for resale under this prospectus consists of 21,178,331 outstanding shares of our common stock. The selling stockholders acquired the shares of common stock in private equity purchases in connection with our recently completed merger.  We are registering the offer and sale of the common stock, to satisfy registration rights we have granted to the selling stockholders.

Our common stock is listed for trading on the over-the-counter bulletin board under the symbol “ANTF.OB.”

Investing in our common stock involves risks.  You should read the section entitled “Risk Factors” beginning on page 3 of this prospectus, page 9 of our annual report on Form 10-K for the fiscal year ended January 3, 2010, and page 18 of our current report on Form 8-K filed April 22, 2010 for a discussion of certain risk factors that you should consider before buying shares of our common stock.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is April    , 2010

We have not authorized the selling stockholders to make an offer of these shares of common stock in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or prospectus supplement is accurate as of any date other than the date on the front of this prospectus.

i

WHERE YOU CAN FIND MORE INFORMATION

        We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any documents filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our filings with the SEC are also available to the public through the SEC’s Internet website at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement and the documents incorporated by reference herein for a copy of that contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet website listed above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC’s rules allow us to “incorporate by reference” the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

        We incorporate by reference into this prospectus the following documents or information filed by us with the SEC (other than, in each case, documents (or portions thereof) or information deemed to have been furnished and not filed in accordance with SEC rules and regulations):

(1)  Annual report on Form 10-K for the fiscal year ended January 3, 2010, filed on April 2, 2010;

(2)  Current reports on Form 8-K, dated April 16, 2010 and filed on April 19, 2010; dated April 16, 2010 and filed on April 22, 2010; and dated April 22, 2010 and filed on April 27, 2010;

(3)  The description of our capital stock contained in our registration statement on Form 8-A filed July 15, 2004 with the SEC under 12(g) of the Securities Exchange Act of 1934 (File No. 000-50848), including any amendment or report filed for the purpose of updating such description, which description is amended by the description contained in this prospectus; and

(4)  All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of the offering of the securities.

        We will provide, free of charge, to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents, unless such exhibits are specifically incorporated by reference into those documents. You can request those documents from Voyager Oil & Gas, Inc. at 2812 1st Avenue North, Suite 506, Billings, Montana 59101, Attention: Corporate Secretary, telephone number (406) 245-4902.

PROSPECTUS SUMMARY

                You should rely only on the information contained in this prospectus and in any prospectus supplement.  We have not authorized anyone else to provide you with different information, and if you receive any unauthorized information you should not rely on it.  We have not authorized the selling stockholder to make an offer of these shares in any place where the offer is not permitted.  The information appearing in this prospectus or any prospectus supplement is accurate only as of its date.  Our business, financial condition, results of operations and prospects may have changed since that date.

Business

                The Company is a Nevada corporation formed for the purpose of providing capital investments for acreage acquisitions and working interests in existing or planned hydrocarbon production with a special focus on scaleable, repeatable natural gas plays with established operators.  The Company’s business is expected initially to focus on a limited number of properties in Montana.  We do not intend to limit our focus to any single geographic area, however, because we want to remain flexible and intend to pursue the best opportunities available to us, which we may identify outside Montana as well.  Our required capital commitment may grow if the opportunity presents itself and depending upon the results of initial testing and development activities.  The operations of the combined company will hereafter be referred to as the operations of Voyager.

Recent Developments

On April 16, 2010 (the “Closing Date”), ante4, completed the acquisition of the Company pursuant to an Agreement and Plan of Merger (the “Merger Agreement”).  Subsequent to the Merger, ante4 changed its name to Voyager Oil & Gas, Inc. Under the Merger Agreement, the Acquisition Sub merged with and into the Company, with the Company remaining as the surviving corporation and a wholly-owned subsidiary of Voyager (the “Merger”). On the Closing Date, the issued and outstanding capital stock of the Company before the Merger was converted into the right to receive an aggregate of 21,761,299 shares of Voyager’s common stock, the outstanding warrants of the Company before the Merger were converted into the right to receive an aggregate of 4,689,153 warrants to purchase Voyager’s common stock, and 540,000 shares of the Company restricted common stock issuable pursuant to restricted stock agreements were converted into the right to receive 468,915 shares of similarly restricted Voyager common stock. The stockholders of Voyager before the merger retained 21,292,333 shares of common stock, and options to purchase an aggregate of 326,666 shares of common stock. Voyager will be the holding company parent of the Company, and the business operations following the Merger will be those of the Company.

The Merger will be treated as a reorganization of Voyager for financial accounting purposes.  Accordingly, the historical financial statements of ante4 before the merger will be replaced with the historical financial statements of the Company before the merger in all future filings with the SEC.

Corporate Information

Voyager Oil & Gas, Inc., formerly known as WPT Enterprises, Inc. and ante4, Inc., was incorporated under the laws of the State of Delaware in 2004.  Its principal executive offices are located at 2812 1st Avenue North, Suite 506, Billings, Montana 59101. The telephone number at Voyager’s principal executive offices is (406) 245-4902.

RISK FACTORS

                Investing in our securities involves certain risks. Before you invest in any of our common stock, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our annual report on Form 10-K for the fiscal year ended January 3, 2010, which is incorporated into this prospectus by reference, as updated by our current report on Form 8-K as filed April 22, 2010 that is so incorporated, and our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

FORWARD-LOOKING STATEMENTS

                We have included in, or incorporated by reference into, this prospectus forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control and, consequently, our actual results may differ materially from those projected by any forward-looking statements. See the section titled “Risk Factors” above for information regarding certain important factors that could cause our actual results to differ materially from those projected in our forward-looking statements. Our forward-looking statements contained herein speak only as of the date of this prospectus or, in the case of any document incorporated by reference into this prospectus, the date of that document. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statements are made.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Prior to December 29, 2009, Voyager’s common stock was traded on the Nasdaq Global Market under the symbol “WPTE.”  On December 17, 2009, Voyager received notice of a determination of the staff of the Nasdaq Listing Qualifications Department (the “Staff”), in accordance with Nasdaq Marketplace Rule 5100, that since it was no longer engaged in an active business operation, it was a “public shell.”  Marketplace Rule 5100 provides the Staff with discretionary authority to apply more stringent criteria for continued listing and can terminate the inclusion of particular securities based on any event that occurs that in the opinion of the Staff makes inclusion of the securities on Nasdaq inadvisable or unwarranted.  Accordingly, the Staff indicated that, unless Voyager requested a hearing to appeal the determination, trading of Voyager’s common stock would be suspended at the open of business on December 29, 2009, and a Form 25-NSE would be filed with the Securities and Exchange Commission (the “SEC”) to remove Voyager’s securities from listing and registration on the Nasdaq Global Stock Market.  Voyager did not request a hearing to appeal this determination, and as a result, on December 29, 2009, Voyager’s common stock was suspended from trading on the Nasdaq, and on January 8, 2010, Nasdaq filed a Form 25-NSE with the SEC notifying the SEC that Voyager’s common stock should be removed from listing and registration on the Nasdaq Global Stock Market.  Although Voyager did not request a hearing with Nasdaq, Voyager believed that its ongoing operations and assets were such that, prior to the Merger it was not a “public shell” as the term is defined in Section 12b-2 of the Securities Exchange Act of 1934.

Voyager’s common stock is listed for trading on the over-the-counter bulletin board under the symbol “ANTF.OB.” The common stock of the Company has never been listed on any exchange or on any over-the-counter bulletin board.

The high and low sales prices per share of Voyager’s common stock for each quarterly period within the two most recent fiscal years are indicated below, as well as Voyager’s most recent fiscal quarter and current fiscal quarter through April 22, 2010, as reported on the Nasdaq Global Market and over-the-counter bulletin board, as appropriate:

	First	Second		Third	Fourth
	Quarter	Quarter		Quarter	Quarter
Year Ending January 3, 2011
High	$1.22	$3.08(	1)	—	—
Low	$0.90	$1.18(	1)	—	—
Year Ended January 3, 2010
High	$.55	$1.43		$1.87	$1.26
Low	.26	0.56		0.90	0.95
Year Ended December 28, 2008
High	1.88	1.57		1.04	0.67
Low	1.33	0.98		0.66	0.27

(1) Through April 22, 2010.

Voyager Dividend Policy

Voyager has never paid a cash dividend, and the current policy of the Board of Directors is to retain any earnings to provide for the growth of the Company. The payment of cash dividends in the future, if any, will be at the discretion of the Board of Directors and will depend on such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by the Company’s Board of Directors.

Securities Authorized for Issuance under Equity Compensation Plans

In July 2004, Voyager adopted the 2004 Stock Incentive Plan (the “2004 Plan”), which was initially approved to grant up to an aggregate of 3,120,000 shares of common stock.  The purpose of the 2004 Plan, which was approved by Voyager’s stockholders in July 2004, is to increase stockholder value and to advance the interests of ante4 by furnishing a variety of economic incentives designed to attract, retain and motivate employees (including officers), certain key consultants and directors of ante4.  At Voyager’s annual stockholders’ meeting held May 31, 2006, ante4’s stockholders approved an amendment to the 2004 Stock Incentive Plan that increased the total shares authorized for issuance under the 2004 Plan to 4,200,000.

The following table sets forth information, as of January 3, 2010, about Voyager’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	324,666	$2.73	1,672,001
Equity compensation plans not approved by security holders	None	None	None
Total	324,666	$2.73	1,672,001

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

The Audit Committee has adopted a related party transaction policy whereby any proposed transaction between Voyager and any senior officer or director, any stockholder owning in excess of 5% of Voyager (or our controlled affiliates’) stock, immediate family member of a senior officer or director, or an entity that is substantially owned or controlled by one of these individuals, must be approved by a majority of the disinterested members of the Audit Committee. The only exceptions to this policy are for transactions that are available to all employees of Voyager generally or involve less than $25,000.  If the proposed transaction involves executive or director compensation, it must be approved by the Compensation Committee.

Similarly, if a significant opportunity is presented to any of Voyager’s senior officers or directors, such officer or director must first present the opportunity to the Board of Directors for consideration.

At each meeting of the Audit Committee, the Audit Committee meets with Voyager’s management to discuss any proposed related party transactions. A majority of disinterested members of the Audit Committee must approve a transaction for Voyager to enter into it. If approved, management will update the Audit Committee with any material changes to the approved transaction at its regularly scheduled meetings.

Voyager Related Party Transaction

Voyager licensed the World Poker Tour name and logo to Lakes Entertainment, Inc. (“Lakes”)  in connection with a casino table game that Lakes has developed using certain intellectual property rights of Sklansky Games, LLC.  Voyager was entitled to receive minimum annual royalty payments or 10% of the gross revenue received by Lakes from its sale or lease of the game, whichever is greater.  Lyle Berman, Voyager’s Executive Chairman, and Bradley Berman, Mr. Berman’s son and a member of Voyager’s Board, own 28% and 54%, respectively, of the outstanding equity interests in Sklansky Games.  During 2009, Voyager earned approximately $15,000 in royalties related to the game.  Voyager’s interest in the World Poker Tour name and the license agreement rights were transferred in connection with an Asset Purchase Agreement with Peerless Media Ltd., a subsidiary of PartyGaming, PLC, pursuant to which Voyager agreed to sell substantially all of its operating assets other than cash, investments and certain excluded assets to Peerless Media Ltd..

Company Related Party Transaction

In the first quarter of 2010, the Company purchased leasehold interests from South Fork Exploration LLC (“South Fork Exploration”) for $1,274,675 and 2,573,346 shares of restricted common stock.  South Fork Exploration’s president is J.R. Reger, former CEO and shareholder of the Company.  This transaction was not subject to the review and approval of transactions process described above as it was entered into prior to the Merger.  The Company received a fairness opinion at the time of the South Fork Exploration acquisition, which opinion concluded that the transaction was fair and reasonable for the Company.

SELLING STOCKHOLDERS

This prospectus covers shares issued in connection with our recent merger.  The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below.  We are required, by the Merger Agreement, to register for resale the shares of our common stock described in the table below.

The following table sets forth information about the number of shares beneficially owned by each selling stockholder that may be offered from time to time under this prospectus.  Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act.  Any profits realized by the selling stockholder may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of April 29, 2010. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act.  Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly.  We cannot give an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus.  The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby.  Please read the section entitled “Plan of Distribution” in this prospectus.

We have been advised, as noted below in the footnotes to the table,        of the selling stockholders are broker-dealers and        of the selling stockholders are affiliates of broker-dealers.  We have been advised that each of such selling stockholders purchased our common stock in the ordinary course of business, not for resale, and that none of such selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

The following table sets forth the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by such stockholder before this offering.  The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

	Shares of Common Stock Owned Prior to the Offering	Shares of Common Stock Being Offered	Percentage of Common Stock Outstanding	Shares of Common Stock Owned Upon Completion of the Offering (a)
James Randall Reger	2,326,342	2,326,342	5.13%	—
Tonkawa Energy Capital, LLC	2,110,119	2,110,119	4.66%	—
Brian P. Manion	1,953,813	1,953,813	4.31%	—
COG Partners	1,042,034	1,042,034	2.30%	—
Reger Gas Investments LLC	785,729	785,729	1.73%	—

	Shares of Common Stock Owned Prior to the Offering	Shares of Common Stock Being Offered	Percentage of Common Stock Outstanding	Shares of Common Stock Owned Upon Completion of the Offering (a)
Wayzata Energy Capital, LLC	471,457	471,457	1.04%
1242 Investments, LLC	448,076	448,076	*	—
Gregory L. Anthone	442,865	442,865	*	—
Joseph C. Reger Custodian FBO John M. Reger	442,865	442,865	*	—
Joseph C. Reger Custodian FBO Williston J. Reger	442,865	442,865	*	—
Sharon Johnson	416,814	416,814	*	—
Daniel A. Deikel Trust Declaration dated 4/26/06	390,763	390,763	*	—
Marcus Thompson	390,763	390,763	*	—
Morgan Stanley & Co. as Custodian for Robert K. McCrea Jr. Roth IRA	390,763	390,763	*	—
Paul W. Schaffer	390,763	390,763	*	—
Ryan P. Maurer	390,763	390,763	*	—
Mill City Ventures, LP	350,000	350,000	*	—
Great North Capital Consultants, Inc.	328,556	328,556	*	—
Providence Cedar, LLC	325,636	325,636	*	—
Capital Investments 0326 LLC	312,611	312,611	*	—
Wayzata Bay Capital, LLC	286,561	286,561	*	—
Citigroup Global Markets Inc. Custodian for Gus W. Boosalis IRA	260,509	260,509	*	—
Donald B. Schreifels	260,509	260,509	*	—
Ervin M. Kramer	260,509	260,509	*	—
Ken Evenstad	260,509	260,509	*	—
Polly McCrea Revocable Trust dtd 4-20-1999	260,509	260,509	*	—
Thomas Kelleher	260,509	260,509	*	—
William J. Frothinger and Karen L. Frothinger, JTWROS	260,509	260,509	*	—
Jacob P. Schaffer	234,458	234,458	*	—
John E. Gherty	234,458	234,458	*	—
Jack A. Norqual	208,407	208,407	*	—
Richard G. Mueller and Linda C. Mueller, JTWROS	182,356	182,356	*	—
Terry H. Rust	173,674	173,674	*	—
Elizabeth A. Zbikowski	130,255	130,255	*	—
Kam and Sara Talebi	130,255	130,255	*	—
Mark Evenstad	130,255	130,255	*	—
Mark T. Donahoe	130,255	130,255	*	—
Michael L. Winter	130,255	130,255	*	—
Patrick J. Kinney	130,255	130,255	*	—
Scott T. Zbikowski	130,255	130,255	*	—
Timothy J. Healy	130,255	130,255	*	—
Bruce Lea	104,204	104,204	*	—
Jerry Gudmonson	104,204	104,204	*	—
The Burt H. Rowe Jr. Marital Trust	104,204	104,204	*	—

	Shares of Common Stock Owned Prior to the Offering	Shares of Common Stock Being Offered	Percentage of Common Stock Outstanding	Shares of Common Stock Owned Upon Completion of the Offering (a)
Tom Hammers	104,204	104,204	*	—
Paul V. Olson	96,389	96,389	*	—
David Valentini	86,836	86,836	*	—
Jeff Mars	78,153	78,153	*	—
Weldon W. Gilbertson Custodian for Holden Gilbertson	72,943	72,943	*	—
Darrell C. Rooney	65,128	65,128	*	—
Emily Johnson	65,128	65,128	*	—
Eric M. Winter	65,128	65,128	*	—
Heidi Hjelle	65,128	65,128	*	—
Jeffrey and Michele Dahlberg, JTWROS	65,128	65,128	*	—
John Dahlberg	65,128	65,128	*	—
John W. Whitaker JR	65,128	65,128	*	—
Larry and Cathryn Dimmen, JTWROS	65,128	65,128	*	—
Richard P. Sankovitz	65,128	65,128	*	—
Ameriprise Trust Co FBO Michelle M. Kallenbach IRA	52,102	52,102	*	—
Baratz Family Ltd. Partnership	52,102	52,102	*	—
Carole M. Anderson, trustee, and any successor trustees, of the Carole M. Anderson Revocable Trust dated September 18, 2009, including any amendments thereto	52,102	52,102	*	—
Darin M. Paulson and Trudy L. Paulson JTWROS	52,102	52,102	*	—
Elizabeth C. Burke	52,102	52,102	*	—
Gerald Imber IRA Rollover	52,102	52,102	*	—
Gregory and Cheryl Erickson, JTWROS	52,102	52,102	*	—
Heather Hahn Fowler	52,102	52,102	*	—
Joanne D. Lastavich	52,102	52,102	*	—
Nicholas Johnson	52,102	52,102	*	—
Thomas J. Howells	52,102	52,102	*	—
Timothy J. Hanratty	52,102	52,102	*	—
Gregory A. Holmberg and Suzanne M. Holmberg, JTWROS	51,078	51,078	*	—
Kelly Trimble	49,497	49,497	*	—
Travis Jenson	49,497	49,497	*	—
John P. Griffin	46,892	46,892	*	—
Paul M. Schreier	45,589	45,589	*	—
Thomas M. Schuette and Lana M. Schuette, JTWROS	45,589	45,589	*	—
Napa Properties, LLC	37,774	37,774	*	—
Robert Widuch	32,564	32,564	*	—
Atilla Holdings, LLC	31,262	31,262	*	—
Timothy S. Thompson	30,000	30,000	*	—
Dale A. Abeln	30,000	30,000	*	—
John Jakway and Carol Jakway, JTWROS	29,959	29,959	*	—
Douglas M. Jakway	26,572	26,572	*	—
Beverly Johnson	26,051	26,051	*	—
Daniel Ryweck	26,051	26,051	*	—
Fidias Fors	26,051	26,051	*	—

	Shares of Common Stock Owned Prior to the Offering	Shares of Common Stock Being Offered	Percentage of Common Stock Outstanding	Shares of Common Stock Owned Upon Completion of the Offering (a)
James Polinsky	26,051	26,051	*	—
Juan M. Cameron and Martha Richardson, JTWROS	26,051	26,051	*	—
Thomas J. Brandt	26,051	26,051	*	—
Timothy J. Greeley	26,051	26,051	*	—
William John McNeely, Sr.	26,051	26,051	*	—
William Joseph McNeely, Jr.	26,051	26,051	*	—
Peter M. Thompson	20,000	20,000	*	—
Gregory D. Franks	20,000	20,000	*	—
Ryan Johnson	15,631	15,631	*	—
Scott R. Rich	15,631	15,631	*	—
John William Whitaker Jr. As Custodian for Annabelle Margaret Whitaker	13,026	13,026	*	—
John William Whitaker Jr. As Custodian for Mary Jane Whitaker	13,026	13,026	*	—
Kathleen Gilbertson	13,026	13,026	*	—
Patricia Tuccitto	10,000	10,000	*	—
Gregory P. Olson	7,816	7,816	*	—
Jock E. and Cherie L. Olson JTWROS	7,816	7,816	*	—

* Less than 1%

Notes:

(a)                                  Assumes all of the shares of common stock beneficially owned by the selling stockholders, are sold in the offering.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of our common stock.  We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.  These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•                  any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•                  through the writing of options, whether such options are listed on an options exchange or otherwise;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  short sales;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.  Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.  Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.  There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.  None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the shares of common stock.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.  If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

A description of our common stock can be found in our current report on Form 8-K filed with the SEC on April 22, 2010 and which is incorporated by reference herein.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, if such director or officer acted in good faith, for a purpose which such person reasonably believed to be in or not opposed to the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that such conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses, including attorneys’ fees, actually and necessarily incurred by such person in connection with the defense or settlement of such action or suit, if such director or officer acted in good faith for a purpose which such person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Delaware law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Delaware law provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner.

Our certificate of incorporation and bylaws provide that we will indemnify our directors to the fullest extent permitted by Delaware law and may, if and to the extent authorized by our board of directors, indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever.

Any amendment, modification or repeal of the foregoing provisions shall be prospective only, and shall not affect any rights or protections of any of our directors existing as of the time of such amendment, modification or repeal.

We may also, at the discretion of our board of directors, purchase and maintain insurance to the fullest extent permitted by Delaware law on behalf of any of our directors, officers, employees or agents against any liability asserted against such person and incurred by such person in any such capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXPERTS

The audited consolidated financial statements of Voyager for the years ended January 3, 2010 and December 28, 2008 included in our Annual Report on Form 10-K for the year ended January 3, 2010 and incorporated by reference into this prospectus have been audited by Piercy Bowler Taylor & Kern, Certified Public Accountants, an independent registered public accounting firm, as set forth in their report appearing therein.  Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audited consolidated financial statements of the Company for the years ended December 31, 2009 and 2008 included in this prospectus have been audited by Mantyla McReynolds LLC, an independent registered public accounting firm, as set forth in their report appearing herein.  Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of our common stock offered by the selling stockholders will be passed upon by the law firm of Fredrikson & Byron, P.A., Minneapolis, Minnesota.

FINANCIAL STATEMENTS

PLAINS ENERGY INVESTMENTS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2009 and December 31, 2008	F-3

Consolidated Statements of Operations for the years ended December 31, 2009 and 2008 and for the Period from inception (April 18, 2008) through December 31, 2009	F-4

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2009 and 2008 and for the period from inception (April 18, 2008) through December 31, 2009	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008 and for the period from inception (April 18, 2008) through December 31, 2009	F-6

Notes to Consolidated Financial Statements	F-7

PLAINS ENERGY INVESTMENTS, INC.

INDEX TO CONSOLIDATED CONDENSED INTERIM FINANCIAL STATEMENTS

Consolidated Condensed Balance Sheets as of March 31, 2010 and December 31, 2009	F-22

Consolidated Condensed Statements of Operations for the Three Months ended March 31, 2010 and 2009 and for the period from inception (April 18, 2008) through March 31, 2010	F-23

Consolidated Condensed Statements of Stockholders’ Equity for the period from inception (April 18, 2008) through March 31, 2010	F-24

Consolidated Condensed Statements of Cash Flows for the Three Months ended March 31, 2010 and 2009 and for the period from inception (April 18, 2008) through March 31, 2010	F-26

Notes to Consolidated Condensed Interim Financial Statements	F-27

VOYAGER OIL & GAS, INC.

PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

Page

Unaudited Pro Forma Condensed Consolidated Combined Financial Statements	F-39

Notes to Unaudited Pro Forma Condensed Consolidated Combined Financial Statements	F-43

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Plains Energy Investments, Inc.:

We have audited the accompanying balance sheets of Plains Energy Investments, Inc. (an exploration stage company) (the Company) as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2009 and 2008 and for the period from April 18, 2008 (inception) through December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years ended December 31, 2009 and 2008 and for the period from April 18, 2008 through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mantyla McReynolds LLC

Salt Lake City, Utah

April 9, 2010

PLAINS ENERGY INVESTMENTS, INC.

(AN EXPLORATION STAGE COMPANY)

BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

	December 31,
	2009	2008
ASSETS

CURRENT ASSETS
Cash and Cash Equivalents	$691,263	$1,775,423
Short-Term Investments	275,151	—
Other Current Assets	7,781	—
Total Current Assets	974,195	1,775,423

PROPERTY AND EQUIPMENT
Oil and Gas Properties — Unproved Using Full Cost Accounting:
Leaseholds — Montana	2,134,744	872,375
Leaseholds — North Dakota	2,342,492	—
Total Oil and Gas Properties — Unproved	4,477,236	872,375
Office Equipment and Furniture, Net	17,718	—
Total Property and Equipment, Net	4,494,954	872,375

Total Assets	$5,469,149	$2,647,798

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts Payable	$30,712	$—
Other Current Liabilities	5,833	6,464
Total Current Liabilities	36,545	6,464

STOCKHOLDERS’ EQUITY
Common Stock, Par Value $.001; 100,000,000 Shares Authorized, 21,119,505 Shares Outstanding (2008 — 16,790,001 Shares Outstanding)	21,120	16,790
Additional Paid-In Capital	7,665,456	2,607,810
Retained Earnings (Deficit) Accumulated during Exploration Stage	(2,260,458)	16,734
Accumulated Other Comprehensive Income	6,486	—
Total Stockholders’ Equity	5,432,604	2,641,334

Total Liabilities and Stockholders’ Equity	$5,469,149	$2,647,798

The accompanying notes are an integral part of these financial statements

PLAINS ENERGY INVESTMENTS, INC.

(AN EXPLORATION STAGE COMPANY)

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009,

FOR THE PERIOD FROM INCEPTION (APRIL 18, 2008) THROUGH DECEMBER 31, 2008 AND

FOR THE PERIOD FROM INCEPTION (APRIL 18, 2008) THROUGH DECEMBER 31, 2009

		From	From
		Inception on	Inception on
		April 18,	April 18,
	Year	2008	2008
	Ended	Through	Through
	December 31,	December 31,	December 31,
	2009	2008	2009

REVENUES	$—	$—	$—

EXPENSES
Share Based Compensation	2,244,504	—	2,244,504
General and Administrative Expense	63,695	3,559	67,254
Depreciation Expense	30	—	30
Total Expenses	2,308,229	3,559	2,311,788

LOSS FROM OPERATIONS	(2,308,229)	(3,559)	(2,311,788)

OTHER INCOME	31,037	26,757	57,794

INCOME (LOSS) BEFORE INCOME TAXES	(2,277,192)	23,198	(2,253,994)

PROVISION FOR INCOME TAXES	—	6,464	6,464

NET INCOME (LOSS)	$(2,277,192)	16,734	$(2,260,458)

Net Income (Loss) Per Common Share — Basic and Diluted	$(0.13)	$0.00	$(0.13)

Weighted Average Shares Outstanding — Basic and Diluted	18,159,489	15,570,699	17,087,406

The accompanying notes are an integral part of these financial statements

PLAINS ENERGY INVESTMENTS, INC.

(AN EXPLORATION STAGE COMPANY)

STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM INCEPTION (APRIL 18, 2008) THROUGH DECEMBER 31, 2009

				Retained
				Earnings	Accumulated
				(Deficit)	Other
			Additional	Accumulated	Comprehensive	Total
	Common Stock		Paid-In	During the	Income	Stockholders’
	Shares	Amount	Capital	Exploration Stage	(Loss)	Equity

Balance at Inception (April 18, 2008)	—	$—	$—	$—	$—	$—

Sale of 9,300,000 Common Shares at $.0003 Per Share	9,300,000	9,300	(6,200)	—	—	3,100

Sale of 7,490,001 Common Shares at $.35 Per Share	7,490,001	7,490	2,614,010	—	—	2,621,500

Net Income	—	—	—	16,734	—	16,734

Balance — December 31, 2008	16,790,001	16,790	2,607,810	16,734	—	2,641,334

Sale of 3,393,921 Common Shares at $.85 Per Share	3,393,921	3,394	2,881,439	—	—	2,884,833

Issued 43,500 Common Shares as Consulting Fees	43,500	44	36,931	—	—	36,975

Issued 202,083 Common Shares related to Capital Raise	202,083	202	(202)	—	—	—

Private Placement Costs net of Common Shares Issued	—	—	(67,361)	—	—	(67,361)

Fair Value of Warrants Issued	—	—	2,076,841	—	—	2,076,841

Issued 150,000 Common Shares as Compensation	150,000	150	127,350	—	—	127,500

Issued 540,000 Common Shares of Restricted Stock	540,000	540	(540)	—	—	—

Restricted Stock Grant Compensation	—	—	3,188	—	—	3,188

Unrealized Gain on Available for Sale Investments	—	—	—	—	6,486	6,486

Net Loss	—	—	—	(2,277,192)		(2,277,192)

Balance — December 31, 2009	21,119,505	$21,120	$7,665,456	$(2,260,458)	$6,486	$5,432,604

The accompanying notes are an integral part of these financial statements

PLAINS ENERGY INVESTMENTS, INC.

(AN EXPLORATION STAGE COMPANY)

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009 AND

FOR THE PERIOD FROM INCEPTION (APRIL 18, 2008) THROUGH DECEMBER 31, 2008 AND

FOR THE PERIOD FROM INCEPTION (APRIL 18, 2008) THROUGH DECEMBER 31, 2009

		From	From
		Inception on	Inception on
		April 18,	April 18,
	Year	2008	2008
	Ended	Through	Through
	December 31,	December 31,	December 31,
	2009	2008	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(2,277,192)	$16,734	$(2,260,458)
Adjustment to Reconcile Net Income (Loss) to Net Cash Provided by (Used for) Operating Activities:
Provision for Income Tax	—	6,464	6,464
Depreciation and Amortization	30	—	30
Gain on Sale of Available for Sale Securities	(14,803)	—	(14,803)
Share Based Compensation	2,244,504	—	2,244,504
Increase in Other Current Assets	(7,781)	—	(7,781)
Increase in Accounts Payable	30,712	—	30,712
Increase in Other Current Liabilities	(631)	—	(631)
Net Cash Provided by (Used for) Operating Activities	(25,161)	23,198	(1,963)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of Office Equipment and Furniture	(17,748)	—	(17,748)
Acquisition of Leasehold Interests	(3,604,861)	(872,375)	(4,477,236)
Purchase of Available for Sale Securities	(569,321)	—	(569,321)
Proceeds for Sales of Available for Sale Securities	315,459	—	315,459
Net Cash Used For Investing Activities	(3,876,471)	(872,375)	(4,748,846)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Common Stock - Net of Issuance Costs	2,817,472	2,624,600	5,442,072

NET INCREASE (DECREASE)
IN CASH AND CASH EQUIVALENTS	(1,084,160)	1,775,423	691,263

CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	1,775,423	—	—

CASH AND CASH EQUIVALENTS — END OF PERIOD	$691,263	$1,775,423	$691,263

Supplemental Disclosure of Cash Flow Information
Cash Paid During the Period for Interest	$—	$—	$—
Cash Paid During the Period for Income Taxes	$6,464	$—	$6,464

Non-Cash Financing and Investing Activities
Payment of Capital Raise Costs with Issuance of Stock	$171,771	$—	$171,771
Fair Value of Warrants Granted as Compensation	$2,076,841	$—	$2,076,841
Payment of Compensation through Issuance of Common Stock	$130,688	$—	$130,688
Payment of Consulting Fees through Issuance of Stock	$36,975	$—	$36,975

The accompanying notes are an integral part of these financial statements

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2009 and 2008

NOTE 1     ORGANIZATION AND NATURE OF BUSINESS

Plains Energy Investments, Inc.  (the “Company,” “we,” “us,” “our” and words of similar import) is an exploration stage company formed in April 2008 for the purpose of acquiring acreage in prospective natural resource plays in Montana and across the Williston Basin of the United States.  The Company is chartered to accumulate acreage blocks and build net asset value via the production of hydrocarbons in repeatable and scalable opportunities.

The Company is governed by a board of directors and managed by its officers.  The affairs of the Company are governed by Nevada law and the Company’s Bylaws.

Management has determined that the Company should focus on projects in the oil and gas industry primarily based in the Rocky Mountains and specifically the Williston Basin Bakken Shale formation. This is based upon a belief that the Company is able to create value via strategic acreage acquisitions and convert the value or portion thereof into production by utilizing experienced industry partners specializing in the specific areas of interest.  The Company has targeted specific prospects and has engaged in the drilling for oil and gas.  The Company is currently an exploration stage company.

The Company has two employees as of December 31, 2009, Chief Executive Officer J.R. Reger and Chief Financial Officer Mitch Thompson.  The Company will seek to retain independent contractors to assist in operating and managing the prospects as well as to carry out the principal and necessary functions incidental to the oil and gas business.  With the continued acquisition of oil and gas properties, the Company intends to continue to establish itself with industry partners best suited to the areas of operation.  As the Company continues to establish a revenue base with cash flow, it may seek opportunities more aggressive in nature.

As an independent oil and gas producer, the Company’s revenue, profitability and future rate of growth are substantially dependent on prevailing prices of natural gas and oil.  Historically, the energy markets have been very volatile and it is likely that oil and gas prices will continue to be subject to wide fluctuations in the future.  A substantial or extended decline in natural gas and oil prices could have a material adverse effect on the Company’s financial position, results of operations, cash flows and access to capital, and on the quantities of natural gas and oil reserves that can be economically produced.

NOTE 2     SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Cash and Cash Equivalents

The Company considers highly liquid investments with insignificant interest rate risk and original maturities to the Company of three months or less to be cash equivalents.  Cash equivalents consist primarily of interest-bearing bank accounts and money market funds.  Our cash positions represent assets held in checking and money market accounts.  These assets are generally available to us on a daily or weekly basis and are highly liquid in nature.  Due to the balances being greater than $250,000, we do not have FDIC coverage on the entire amount of bank deposits.  The Company believes this risk is minimal.

Short-Term Investments

All marketable debt and equity securities that are included in short-term investments are considered available-for-sale and are carried at fair value.  The short-term investments are considered current assets due to the Company’s ability and intent to use them to fund current operations.  The unrealized gains and losses related to these securities are included in accumulated other comprehensive income (loss).   When securities are sold, their cost is determined based on the first-in first-out method.  The realized gains and losses related to these securities are included in other income in the statements of operations.

Other Property and Equipment

Property and equipment that are not oil and gas properties are recorded at cost and depreciated using the straight-line method over their estimated useful lives of five to seven years.  Expenditures for replacements, renewals, and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred.  Long-lived assets, other than oil and gas properties, are evaluated for impairment to determine if current circumstances and market conditions indicate the carrying amount may not be recoverable.  We have not recognized any impairment losses on non oil and gas long-lived assets.  Depreciation expense was $30 for the year ended December 31, 2009.

Stock-Based Compensation

The Company has accounted for stock-based compensation under the provisions of FASB Accounting Standards Codification (ASC) 718-10-55 (Prior authoritative literature: FASB Statement 123(R), Share-Based Payment).   This statement requires us to record an expense associated with the fair value of stock-based compensation.  We use the Black-Scholes option valuation model to calculate stock based compensation at the date of grant.  Option pricing models require the input of highly subjective assumptions, including the expected price volatility.  Changes in these assumptions can materially affect the fair value estimate.

Income Taxes

The Company accounts for income taxes under FASB ASC 740-10-30 (Prior authoritative literature, FASB Statement 109, Accounting for Income Taxes).  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Accounting standards requires the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized.

Stock Issuance

The Company records the stock-based compensation awards issued to non-employees and other external entities for goods and services at either the fair market value of the goods received or services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in FASB ASC 505-50-30 (Prior authoritative literature, EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods, or Services).

Net Income (Loss) Per Common Share

Net Income (Loss) per common share is based on the Net Income (Loss) divided by weighted average number of common shares outstanding.

Diluted earnings per share are computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period using the treasury stock method.  As the Company has a loss for the period ended December 31, 2009 the potentially dilutive shares are anti-dilutive and are thus not added into the earnings per share calculation.

As of December 31, 2009, there are 3,840,000 warrants that are issued and presently exercisable and represent potentially dilutive shares.  The warrants have an exercise price of between $.003 and $.85.  If all presently exercisable warrants were exercised the Company would receive proceeds of $3,060,000.

As of December 31, 2009 there are also 1,800,000 warrants that are issued but not presently exercisable.  These warrants have an exercise price of $.85 and vest in December 2011.

Full Cost Method

The Company follows the full cost method of accounting for oil and gas operations whereby all costs related to the exploration and development of oil and gas properties are initially capitalized into a single cost center (“full cost pool”).  Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling directly related to acquisition, and exploration activities.

Proceeds from property sales will generally be credited to the full cost pool, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs.  A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.  There were no property sales for the years ended December 31, 2009 and 2008.

Capitalized costs associated with impaired properties and capitalized cost related to properties having proved reserves, plus the estimated future development costs, asset retirement costs under FASB ASC 410-20-25 (Prior authoritative literature:, FASB Statement 143, Accounting for Asset Retirement Obligations) will be depleted and amortized on the unit-of-production method based on the estimated gross proved reserves as determined by independent petroleum engineers.  The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned.  When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion calculations.

Capitalized costs of oil and gas properties (net of related deferred income taxes) may not exceed an amount equal to the present value, discounted at 10% per annum, of the estimated future net cash flows from proved oil and gas reserves plus the cost of unevaluated properties (adjusted for related income tax effects).  Should capitalized costs exceed this ceiling, impairment is recognized.  The present value of estimated future net cash flows is computed by applying 12-month average price of oil and natural gas to estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves and assuming continuation of existing economic conditions.  Such present value of proved reserves’ future net cash flows excludes future cash outflows associated with settling asset retirement obligations that have been accrued on the Balance Sheet.  Should this comparison indicate an excess carrying value, the excess is charged to earnings as an impairment expense.  As of December 31, 2009 the Company has not realized any impairment of its properties.

Joint Ventures

The financial statements as of December 31, 2009 and 2008 include the accounts of the Company and its proportionate share of the assets, liabilities, and results of operations of the joint ventures it is involved in.

Use of Estimates

The preparation of financial statements under generally accepted accounting principles (“GAAP”) in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  The most significant estimates relate to certain factors involved in the valuation of share based compensation and the valuation of deferred income taxes.  Actual results may differ from those estimates.

Impairment

FASB ASC 360-10-35-21 (Prior authoritative literature, FASB Statement 144, Accounting for the Impairment and Disposal of Long-Lived Assets), requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Oil and gas properties accounted for using the full cost method of accounting (which we use) are excluded from this requirement but continue to be subject to the full cost method’s impairment rules.  There was no impairment identified at December 31, 2009.

New Accounting Pronouncements

In March 2008, the FSAB issued FASB ASC 815-10-15 (Prior authoritative literature, FASB Statement 161, Disclosures About Derivative Instruments and Hedging Activities).   FASB ASC 815-10-15 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows.  FASB ASC 815-10-15 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.   The adoption of the provisions of FASB ASC 815-10-15 related to derivative instruments and hedging activities on January 1, 2009 did not have a material impact on the financial statements. This Statement does not impact the financial results as it is disclosure-only in nature.

In April 2009, the FASB issued FASB ASC 270-10-05 (Prior authoritative literature: APB 28-1, Interim Disclosures About Fair Value of Financial Instruments).  FASB ASC 270-10-05 amends FASB ASC 825-10-50 (Prior authoritative literature: FASB Statement 107, Disclosures About Fair Value of Financial Instruments) to require an entity to provide disclosures about fair value of financial instruments in interim financial information.  FASB ASC 270-10-05 is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The required disclosures are presented in Note 10 on a prospective basis.

In February 2008, the FASB issued FASB ASC 820-10-65-1 (Prior authoritative literature: FSP FAS 157-2/Statement 157, Effective Date of FASB Statement No. 157.) FASB ASC 820-10-65-1 delayed the effective date for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of the provisions of FASB ASC 820-10-65-1 related to nonfinancial assets and nonfinancial liabilities on January 1, 2009 did not have a material impact on the Financial Statements. See Note 10 for FASB ASC 820-10-65-1 disclosures.

In April 2009, the FASB issued FASB ASC 820-10-65-4 ( Prior authoritative literature: FASB Statement 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly) .  FASB ASC 820-10-65-4 provides additional guidance in estimating fair value, when the volume and level of transaction activity for an asset or liability have significantly decreased in relation to normal market activity for the asset or liability.  FASB ASC 820-10-65-4 also provides additional guidance on circumstances that may indicate a transaction is not orderly.  FASB ASC 820-10-65-4 is effective for interim periods ending after June 15, 2009, and the Company has adopted its provisions during second quarter 2009.  FASB ASC 820-10-65-4 did not have a significant impact on the Company’s financial position, results of operations, cash flows, or disclosures.

In April 2009, the FASB issued FASB ASC 320-10-65 (Prior authoritative literature: FSP FAS 115-2/124-2, Recognition and Presentation of Other-Than-Temporary Impairments). The guidance applies to investments in debt securities for which other-than-temporary impairments may be recorded. If an entity’s management asserts that it does not have the intent to sell a debt security and it is more likely than not that it will not have to sell the security before recovery of its cost basis, then an entity may separate other-than-temporary impairments into two components: 1) the amount related to credit losses (recorded in earnings), and 2) all other amounts (recorded in other comprehensive income). This ASC is to be applied prospectively and is effective for interim and annual periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The adoption of the provisions of this ASC in the second quarter 2009 did not have a material impact on the Financial Statements.

In June 2009, the FASB issued FASB ASC 860-10-05 (Prior authoritative literature: FASB Statement 166, Accounting for Transfers of Financial Assets). FASB ASC 860-10-05 is effective for fiscal years beginning after November 15, 2009. The Company is currently assessing the impact of FASB ASC 860-10-05 on its financial position and results of operations.

In June 2009, the FASB issued FASB ASC 810-10-25 (Prior authoritative literature: FASB Statement 167-Amendment to FIN 46(R), Consolidation of Variable Entities). FASB ASC 810-10-25 eliminates the quantitative approach previously required for determining the primary beneficiary of a variable interest entity and requires a qualitative analysis to determine whether an enterprise’s variable interest gives it a controlling financial interest in a variable interest entity. FASB ASC 810-10-25 contains certain guidance for determining whether an entity is a variable interest entity. This statement also requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. FASB ASC 810-10-25 will be effective as of the beginning of the Company’s 2010 fiscal year. The Company is currently evaluating the impact of the adoption of FASB ASC 810-10-25.

In June 2009, the FASB issued FASB ASC 105-10-65 (Prior authoritative literature: FASB Statement 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles). Under FASB ASC 105-10-65, the FASB Accounting Standards Codification ™ (the “Codification”) becomes the exclusive source of authoritative U.S. generally accepted accounting principles (“U.S. GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification will supersede all then-existing non-SEC accounting and reporting standards, with the exception of certain non-SEC accounting literature which will become nonauthoritative. FASB ASC 105-10-65 is effective for the Company’s 2009 third fiscal quarter. The adoption of FASB ASC 105-10-65 did not have a material impact on the Company’s Financial Statements. All references to U.S. GAAP provided in the notes to the Financial Statements have been updated to conform to the Codification.

In October 2009, the FASB issued ASU No. 200-13, Revenue Recognition — Multiple Deliverable Revenue Arrangements (“ASU 2009-13”).  ASU 2009-13 updates the existing multiple-element revenue arrangements guidance currently included in FASB ASC 605-25.  The revised guidance provides for two significant changes to the existing multiple-element revenue arrangements guidance.  The first change relates to the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting.  This change will result in the requirement to separate more deliverables within an arrangement, ultimately leading to less revenue deferral.  The second change modifies the manner in which the transaction consideration is allocated across the separately identified deliverables.  Together, these changes will result in earlier recognition of revenue and related costs for multiple-element arrangements than under previous guidance.  This guidance expands the disclosures required for multiple-element revenue arrangements.  Effective for interim and annual reporting periods beginning after December 15, 2009.  The Company is currently evaluating the potential impact, if any, of this guidance on its financial statements.

NOTE 3     SHORT-TERM INVESTMENTS

All marketable debt and equity securities that are included in short-term investments are considered available-for-sale and are carried at fair value.  The short-term investments are considered current assets due to the Company’s ability and intent to use them to fund current operations.  The unrealized gains and losses related to these securities are included in accumulated other comprehensive income (loss).   When securities are sold, their cost is determined based on the first-in first-out method.  The realized gains and losses related to these securities are included in other income in the statements of operations.

The following is a summary of our short-term investments as of December 31, 2009:

			Fair Market
	Cost at		Value at
	December 31,	Unrealized	December 31,
	2009	Gain	2009
Corporate Bonds	$268,665	$6,486	$275,151

For the year ended December 31, 2009 there were realized gains of $14,803 recognized on the sale of investments.

NOTE 4     PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2009 and 2008 consisted of the following:

	Year Ended December 31,
	2009	2008
Oil and Gas Properties, Full Cost Method
Unevaluated Costs, Not Subject to Amortization or Ceiling Test	$4,477,236	$872,375
Evaluated Costs	0	0
	4,477,236	872,375
Office Equipment, Furniture, Leasehold Improvements and Software	17,748	0
	4,494,984	872,375
Less: Accumulated Depreciation, Depletion and Amortization
Property and Equipment	30	0
Total	$4,494,954	$872,375

NOTE 5     OIL AND GAS PROPERTIES

Major Joint Venture

In May 2008, the Company entered into a Major Joint Venture Agreement with a third-party partner to acquire certain oil and gas leases in the Tiger Ridge Gas Field in Blaine, Hill, and Choteau Counties of Montana. Under the terms of the agreement, the Company is responsible for all lease acquisition costs. The third party joint venture partner is responsible for coordinating the geology, acquiring the leases in its name, preparing and disseminating assignments, accounting for the project costs and administration of the well operator. The Company controls an 87.5% working interest on all future production and reserves, while the third party joint venture partner controls 12.5%.  The joint venture had accumulated oil and gas leases totaling 50,014 and 12,737 net mineral acres as of December 31, 2009 and 2008, respectively. The Company has committed to a minimum of $1,000,000 up to $2,000,000 toward this joint venture. The third-party joint venture partner issues cash calls during the year to replenish the joint venture cash account. The Company’s contributions to the joint venture totaled $1,410,000 and $465,000 as of December 31, 2009 and 2008, respectively. The unutilized cash balance was $88,276 and $146,460 as of December 31, 2009 and 2008, respectively.

Tiger Ridge Joint Venture

In November 2009, the Company entered into the Tiger Ridge Joint Venture Agreement with a third-party and a well operator to develop and exploit a drilling program in two certain blocks of acreage in the Major Joint Venture, which is an area of mutual interest. The Company controls a 70.0% working interest, while the third party investor and well operator control 10% and 20%, respectively.  The Agreement requires that all parties contribute in cash their proportional share to cover all costs incurred in developing these blocks of acreage for drilling.

Big Snowy Joint Venture

In October 2008, the Company entered into the Big Snowy Joint Venture Agreement with an administrator third-party to acquire certain oil and gas leases in the Heath Oil play in Musselshell, Petroleum, Garfield, Rosebud and Fergus Counties of Montana, and another third party to perform as the operator.  Under the terms of the agreement, the Company is responsible for 72.5% of lease acquisition costs, and the other two third-parties are individually responsible for 2.5% and 25% of the lease acquisition costs. The administrator third party joint venture partner is responsible for coordinating the geology, acquiring the leases in its name, preparing and disseminating assignments, accounting for the project costs and administration of the well operator.  The Company controls a 72.5% working interest on all future production and reserves, while the administrator third party joint venture partner controls 2.5% and well operator controls 25%.  The joint venture had accumulated oil and gas leases totaling 33,562 and 17,203 net mineral acres as of December 31, 2009 and 2008, respectively.  The Company is committed to a minimum of $1,000,000 up to $1,993,750 toward this joint venture, with all partners, including the Company, committing a minimum of $2,750,000.  The administrator third-party joint venture partner issues cash calls during the year to replenish the joint venture cash account. The Company’s contributions to the joint venture totaled $724,744 and $407,375 as of December 31, 2009 and 2008, respectively.  The unutilized cash balance was $292,895 and $11,806 as of December 31, 2009 and 2008, respectively.

North Dakota Acquisitions

In August 2009, the Company participated in a federal lease sale and acquired assignment of certain oil leases in Mountrail County, North Dakota for a total purchase price of $351,562 for approximately 66 net acres.

In November 2009, the Company participated in a federal lease sale and acquired assignment of certain oil leases in McKenzie and Mountrail Counties, North Dakota for a total purchase price of $1,836,774 for approximately 263 net acres.

The Company has also completed other miscellaneous acquisitions in North Dakota.

NOTE 6     PREFERRED AND COMMON STOCK

The Company has authorized 10,000,000 shares of preferred stock.  No shares of preferred stock have been issued as of December 31, 2009.

On April 18, 2008 the Company issued for cash, 9,300,000 shares of par value common stock.

In May 2008, the Company completed a private placement offering of 7,490,001 shares of common stock to accredited investors at a subscription price of $.35 per share for total gross proceeds of $2,621,500.  The offering was a private placement made under Rule 506 promulgated under the Securities Act of 1933 (the “Act”), as amended.  The securities offered and sold (or deemed to be offered and sold, in the case of underlying shares of common stock) in the offering have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The disclosure about the private placement contained in this report does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable law and related reporting requirements, and as permitted under Rule 135c under the Securities Act.

In 2009, the Company completed a private placement offering of 3,393,921 shares of common stock to accredited investors at a subscription price of $.85 per share for total gross proceeds of $2,884,833.  As part of this private placement the Company entered into an introduction letter agreement with Lantern Advisers, LLC.  As compensation for the work performed, Lantern Advisers, LLC received 202,083 shares of restricted common stock of the Company and $67,361 in cash.  The fair value of the restricted stock was $171,771 or $.85 per share, the market value of a share of common stock on the date the transaction closed.  These costs were netted against the proceeds of the offering through Additional Paid-In Capital.  The offering was a private placement made under Rule 506 promulgated under the Securities Act of 1933 (the “Act”), as amended.  The securities offered and sold (or deemed to be offered and sold, in the case of underlying shares of common stock) in the Offering have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The disclosure about the private placement contained in this report does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable law and related reporting requirements, and as permitted under Rule 135c under the Securities Act.

In September 2009, the Company issued 43,500 shares of common stock to a consultant pursuant to a consulting agreement.  These shares were valued at $36,975 or $.85 per share, the market value of the shares of common stock on the date of issuance, and expensed as general and administrative expenses.  The shares were valued at the fair value of the Company’s stock on the date of the issuance.

In December 2009, the Company issued 150,000 shares of common stock to an executive of the Company as compensation for his services.  The executive was fully vested in the shares on the date of the grant.  The fair value of the stock issued was $127,500 or $.85 per share, the market value of a share of common stock on the date the stock was granted.  The entire amount of this stock award was expensed in the year ended December 31, 2009.

Restricted Stock Awards

During the year ended December 31, 2009, The Company issued 540,000 restricted shares of common stock as compensation to officers of the Company. The restricted shares vest on December 1, 2011 and December 31, 2011.  As of December 31, 2009, there was approximately $456,000 of total unrecognized compensation expense related to unvested restricted stock. This compensation expense will be recognized over the remaining vesting period of the grants.  The Company has assumed a zero percent forfeiture rate for restricted stock.

The following table reflects the outstanding restricted stock awards and activity related thereto for the year ended December 31, 2009:

	Year Ended
	December 31, 2009
		Weighted-
	Number of	Average
	Shares	Price
Restricted Stock Awards:
Restricted Shares Outstanding at the Beginning of the Year	—	$—
Shares Granted	540,000	$.85
Lapse of Restrictions	—	$—
Restricted Shares Outstanding at the End of the Year	540,000	$.85

Stock Split

On January 25, 2010, the Company’s Board of Directors and a majority of its stockholders approved a 3-for-1 stock split pursuant to which all stockholders of record received three shares of common stock for each single share of common stock owned as of the record date. This stock split increased the issued and outstanding shares by approximately 14,100,000 and the outstanding warrants by approximately 3,600,000.  Generally accepted accounting principles require that the stock split be applied retrospectively to all periods presented.  As a result, all stock and warrant transactions have been adjusted to account for the 3-for-1 stock split.

NOTE 7    WARRANTS

The Company accounts for stock-based compensation under the provisions of FASB ASC 718-10-55 (Prior authoritative literature: FASB Statement 123(R), Share-Based Payment).   This statement requires us to record an expense associated with the fair value of stock-based compensation.  We use the Black-Scholes option valuation model to calculate stock-based compensation at the date of grant.  Option pricing models require the input of highly subjective assumptions, including the expected price volatility.  For the warrants granted in 2009 we used a variety of comparable and peer companies to determine the expected volatility input based on the expected term of the warrants.  We believe the use of peer company data fairly represents the expected volatility we would experience were we a public company at the time of issuance.  The Company used the simplified method to determine the expected term of the warrants due to the lack of historical data.  Changes in these assumptions can materially affect the fair value estimate.  The total fair value of the warrants is recognized as compensation over the vesting period.

Warrants Granted September15, 2009

On September 15, 2009, the Company issued a consultant warrants to purchase a total of 240,000 shares of common stock exercisable at $0.003 per share.   The total fair value of the warrants was calculated using the Black-Scholes valuation model based on factors present at the time the warrants were issued. The vesting of the warrants was contingent on the Company owning lease or mineral rights representing a total of seventy-five thousand net mineral acres in North Dakota and Montana.  Since the Company owned leases or mineral rights in excess of seventy-five thousand net acres at December 31, 2009 the entire fair value of the warrants was expensed in 2009.  These warrants were exercised in January 2010.

The following assumptions were used for the Black-Scholes model:

September 15,
2009
Risk free rates	2.41%
Dividend yield	0%
Expected volatility	73.11%
Weighted average expected warrant life	2.5 Years

The “fair market value” at the date of issuance for the warrants issued using the formula relied upon for calculating the fair value of warrants is as follows:

Weighted average fair value per share	$.85
Total warrants granted	240,000
Total weighted average fair value of warrants granted	$203,925

Warrants Granted November 1, 2009

On November 1, 2009, the Company issued two consultants and two directors warrants to purchase a total of 3,600,000 shares of common stock exercisable at $.85 per share.  Each of the directors was issued 1,500,000 warrants and each of the consultants was issued 300,000 warrants.  The total fair value of the warrants was calculated using the Black-Scholes valuation model based on factors present at the time the warrants were issued. The directors and consultants were fully vested in the warrants on the date of the grant.  The fair value of these warrants was expensed in 2009. None of these warrants were exercised in 2009.

The following assumptions were used for the Black-Scholes model:

November 1,
2009
Risk free rates	2.33%
Dividend yield	0%
Expected volatility	73.11%
Weighted average expected warrant life	5 Years

The “fair market value” at the date of issuance for the warrants issued using the formula relied upon for calculating the fair value of warrants is as follows:

Weighted average fair value per share	$.52
Total warrants granted	3,600,000
Total weighted average fair value of warrants granted	$1,866,270

Warrants Granted December 1, 2009

On December 1, 2009, the Company issued its Chief Financial Officer warrants to purchase a total of 300,000 shares of common stock exercisable at $.85 per share.  The total fair value of the warrants was calculated using the Black-Scholes valuation model based on factors present at the time the warrants were issued. These warrants vest on December 1, 2011.  As of December 31, 2009, there was approximately $153,000 of total unrecognized compensation expense related to these unvested warrants. This compensation expense will be recognized over the remaining vesting period of the grants. The Company recognized $6,646 of expense related to these warrants in 2009.

The following assumptions were used for the Black-Scholes model:

December 1,
2009
Risk free rates	2.03%
Dividend yield	0%
Expected volatility	68.98%
Weighted average expected warrant life	6 Years

The “fair market value” at the date of issuance for the warrants issued using the formula relied upon for calculating the fair value of warrants is as follows:

Weighted average fair value per share	$.53
Total warrants granted	300,000
Total weighted average fair value of warrants granted	$159,513

Warrants Granted December 31, 2009

On December 31, 2009, the Company issued its Chief Executive Officer warrants to purchase a total of 1,500,000 shares of common stock exercisable at $.85 per share.  The total fair value of the warrants was calculated using the Black-Scholes valuation model based on factors present at the time the warrants were issued. These warrants vest on December 31, 2011.  As of December 31, 2009, there was approximately $807,000 of total unrecognized compensation expense related to these unvested warrants. This compensation expense will be recognized over the remaining vesting period of the grants. The Company recognized no expense related to these warrants in 2009.

The following assumptions were used for the Black-Scholes model:

December 31,
2009
Risk free rates	2.69%
Dividend yield	0%
Expected volatility	68.92%
Weighted average expected warrant life	6 Years

The “fair market value” at the date of issuance for the warrants issued using the formula relied upon for calculating the fair value of warrants is as follows:

Weighted average fair value per share	$.54
Total warrants granted	1,500,000
Total weighted average fair value of warrants granted	$806,649

The table below reflects the status of warrants outstanding at December 31, 2009:

	Common	Exercise	Expiration
Issue Date	Shares	Price	Date
September 15, 2009	240,000	$.003	September15, 2014
November 1, 2009	3,600,000	$.85	November1, 2019
December 1, 2009	300,000	$.85	December1, 2019
December 31, 2009	1,500,000	$.85	December31, 2019
	5,640,000

Currently Outstanding Warrants

•	No warrants were forfeited or expired during the year ended December 31, 2009.

•

The Company recorded expense related to these warrants of $2,076,841 for the year ended December 31, 2009.  There is $959,316 of compensation expense that will be recognized in future years relating to warrants that have been granted as of December 31, 2009.

•	There are 3,840,000 warrants that are exercisable at December 31, 2009.

•	No warrants were exercised during the year ended December 31, 2009.

•	The per-share weighted average exercise price of the outstanding warrants was $.81 at December 31, 2009.

•	The remaining average contractual life of the outstanding warrants was 9.7 years at December 31, 2009.

NOTE 8     INCOME TAXES

The Company utilizes the asset and liability approach to measuring deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates in accordance with FASB ASC 740-10-30 ( Prior authoritative literature: FASB Statement 109, Accounting for Income Taxes). Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The income tax expense (benefit) for the periods ended December 31, 2009, and 2008 consists of the following:

	2009	2008
Current Income Taxes	$—	$6,464
Deferred Income Taxes

Federal	(717,000)	—
State	(160,000)	—
Increase in Valuation Allowance	877,000

Total Expense	$—	$6,464

The following is a reconciliation of the reported amount of income tax expense for the periods ended December 31, 2009 and 2008 to the amount of income tax expenses that would result from applying the statutory rate to pretax income.

Reconciliation of reported amount of income tax expense:

	2009	2008
Income (Loss) Before Taxes and NOL	$(2,277,192)	$23,198
Federal Statutory Rate	X 34%	X 34%
Taxes (Benefit) Computed at Federal Statutory Rates	(774,000)	7,900
State Taxes (Benefit), Net of Federal Taxes	(103,000)	1,600
Effects of:
Other		(3,036)
Change in Valuation	877,000	—
Reported Provision (Benefit)	$—	$6,464

At December 31, 2009, the Company has a net operating loss carryforward for Federal income tax purposes of $192,000, which expires during the tax year 2029.

The components of the Company’s deferred tax asset were as follows:

	Year Ended December 31,
	2009	2008
Deferred Tax Assets
Current:
Share Based Compensation (Warrants)	$799,000	$—

Unrealized Investment Gains	(2,000)	—

Current	797,000	—

Non-Current:
Net Operating Loss Carryforwards (NOLs)	74,000	—
Share Based Compensation (Warrants)	3,000	—
Share Based Compensation (Restricted Stock)	1,000	—

Non-Current	78,000	—

Total Deferred Tax Assets	875,000	—
Less: Valuation Allowance	875,000	—
Net Deferred Tax Asset	$—	$—

In June 2006, FASB issued FASB ASC 740-10-05-6 (Prior authoritative literature: FASB Statement 48, Accounting for Uncertainty in Income Taxes).  Under FASB ASC 740-10-05-6, tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities.  The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement.  Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards.

Our policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits within income tax expense.  For the year ended December 31, 2008, we had $196 of interest and penalties in our Statement of Operations.  This amount was accrued on our Balance Sheet as of December 31, 2008.  For the year ended December 31, 2009, we did not recognize any interest or penalties in our Statement of Operations, nor did we have any interest or penalties accrued in our Balance Sheet at December 31, 2009 relating to unrecognized benefits.

The 2008 tax year remains open to examination for federal income tax purposes and by the other major taxing jurisdictions to which we are subject.

NOTE 9     OPERATING LEASES

Office Equipment

The Company leases certain office equipment under a noncancelable operating lease.  Total rent expense under the agreements was approximately $168 for the year ended December 31, 2009.

Minimum future lease payments under this noncancelable lease are as follows:

Year Ending December 31,	Amount
2010	$2,010
2011	2,010
2012	1,843
Total	$5,863

Building

Effective January 2010, the Company entered into an operating lease agreement to lease 480 square feet of office space.  The lease requires gross monthly lease payments of $420.  The lease expires in December 2010.

Minimum future lease payments under the building lease are $5,040 in the year ending December 31, 2010.

NOTE 10     FAIR VALUE

FASB ASC 820-10-55 (Prior authoritative literature: FASB Statement 157, Fair Value Measurements) defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements.  Fair value is defined under FASB ASC 820-10-55 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Valuation techniques used to measure fair value under FASB ASC 820-10-55 must maximize the use of observable inputs and minimize the use of unobservable inputs.  The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets of liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following schedule summarizes the valuation of financial instruments measured at fair value on a recurring basis in the balance sheet as of December 31, 2009.

	Fair Value Measurements at December 31, 2009 Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Short-Term Investments (See Note 3)	$275,151	$—	$—

Level 1 assets consist of corporate bonds, the fair value of these treasuries is based on quoted market prices.

NOTE 11       FINANCIAL INSTRUMENTS

The Company’s financial instruments include cash and cash equivalents and accounts payable. The carrying amount of cash and cash equivalents and accounts payable approximate fair value because of their immediate or short-term maturities.

NOTE 12     COMPREHENSIVE INCOME

The Company follows the provisions of FASB ASC 220-10-55 (Prior authoritative literature: FASB Statement 130, Reporting Comprehensive Income) which establishes standards for reporting comprehensive income.  In addition to net income, comprehensive income includes all changes in equity during a period, except those resulting from investments and distributions to stockholders of the Company.

For the periods indicated, comprehensive income (loss) consisted of the following:

	Year Ended December 31, 2009	For the Period From April 18, 2008 through December 31, 2008	For the Period from Inception (April 18, 2008) through December 31, 2009
Net Income (Loss)	$(2,277,192)	$16,734	$(2,260,458)
Unrealized gains on Short-term Investments	6,486	—	6,486

Other Comprehensive Income (loss)	$(2,270,706)	$16,734	$(2,253,972)

NOTE 13               GOING CONCERN

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in its exploration stage and had net losses in 2008 and 2009, which will likely continue in the future.

Management believes that its limited exposure and history of successfully raising capital through private placements is sufficient to sustain current operations through 2010. It should also be noted that the company pays only one salary at this time, has limited general and administrative expenses, and minimal future operating lease commitments. However should the Company decide to enter into agreements to develop properties with its own capital, it would need to raise additional funds. There can be no assurances such funds would be available and in the event they were not, the Company may be unable to continue to operate. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 14     SUBSEQUENT EVENTS

On January 7, 2010, the Company’s Board of Directors approved an agreement with Great North Capital Consultants, Inc. (“Great North Capital”) to raise capital for oil and gas drilling and other corporate activities. The capital raise generated $847,000 in capital from the sale of 308,000 restricted shares of common stock to accredited investors. Great North Capital was paid $67,760 cash and 203,280 unregistered shares of the Company’s common stock for services performed.  The Offering was a private placement made under Rule 506 promulgated under the Securities Act of 1933 (the “Act”), as amended.

On March 10, 2010 the Company agreed to purchase all right, title and interests of South Fork Exploration, LLC (“SFE”) in certain oil, gas and mineral leases totaling approximately 3,111 net mineral acres in McLean, Mountrail and Williams County, North Dakota and Sheridan County, Montana. SFE is wholly owned by J.R. Reger, CEO and shareholder of Plains Energy Investments, Inc.

Under the agreement, the Company will pay SFE $1,374,375 cash and issue 2,573,346 unregistered shares of the Company’s common stock.   The transaction is contingent upon receipt of a fairness opinion from an independent party acceptable in form and substance to the Company confirming that the terms of the proposed transaction are fair and reasonable to the Company and its shareholders and executed assignments from SFE on a county-by-county basis.  SFE provided a fairness opinion on March 15, 2010.  The not payable was recognized and shares were issued effective March 31, 2010.

On March 15, 2010, the Company’s Board of Directors approved a purchase agreement with Bakken Explorations (“BE”).  Under the terms of the agreement, the Company agrees to pay BE $650 per net mineral acre as consideration for the assignment of leases covering an aggregate of 827.66672 net acres, contingent upon the Company’s successful performance of its own examination of BE’s title to the leases. The Company must complete its examination of title by April 15, 2010.

PLAINS ENERGY INVESTMENTS, INC.

(AN EXPLORATION STAGE COMPANY)

CONDENSED BALANCE SHEETS

MARCH 31, 2010 AND DECEMBER 31, 2009

	March 31,	December 31,
	2010	2009
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS
Cash and Cash Equivalents	$852,437	$691,263
Trade Receivables	19,910	—
Short-Term Investments	102,000	275,151
Other Current Assets	19,010	7,781
Total Current Assets	993,357	974,195

PROPERTY AND EQUIPMENT, AT COST
Oil and Gas Properties, Full Cost Method (including unevaluated costs of $8,852,286 at 3/31/2010 and $4,477,236 at 12/31/2009)	8,943,603	4,477,236
Other Property and Equipment	22,346	17,748
Total Property and Equipment	8,965,949	4,494,984
Less - Accumulated Depreciation and Depletion	9,262	30
Total Property and Equipment, Net	8,956,687	4,494,954

Total Assets	$9,950,044	$5,469,149

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts Payable	$51,457	$30,712
Other Current Liabilities	3,252	5,833
Due to Related Party	1,374,675	—
Total Current Liabilities	1,429,384	36,545

STOCKHOLDERS’ EQUITY
Common Stock, Par Value $.001;100,000,000 Shares Authorized, 25,060,131 Shares Outstanding (2009 — 21,119,505 Shares Outstanding)	25,060	21,120
Additional Paid-In Capital	10,978,602	7,665,456
Retained Earnings (Deficit) Accumulated during Exploration Stage	(2,494,499)	(2,260,458)
Accumulated Other Comprehensive Income	11,497	6,486
Total Stockholders’ Equity	8,520,660	5,432,604

Total Liabilities and Stockholders’ Equity	$9,950,044	$5,469,149

The accompanying notes are an integral part of these condensed interim financial statements

PLAINS ENERGY INVESTMENTS, INC.

(AN EXPLORATION STAGE COMPANY)

CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 AND

FOR THE PERIOD FROM INCEPTION (APRIL 18, 2008) THROUGH MARCH 31, 2010

(UNAUDITED)

			From
			Inception on
			April 18,
	Three Months	Three Months	2008
	Ended	Ended	Through
	March 31,	March 31,	March 31,
	2010	2009	2010

REVENUES	$22,497	$—	$22,497

EXPENSES
Production Taxes	2,587	—	2,587
Share Based Compensation	178,146	—	2,422,650
General and Administrative Expense	77,564	643	144,818
Depletion of Oil and Gas Properties	8,500	—	8,500
Depreciation Expense	732	—	762
	267,529	643	2,579,317

LOSS FROM OPERATIONS	(245,032)	(643)	(2,556,820)

OTHER INCOME	10,991	1,209	68,785

LOSS BEFORE INCOME TAXES	(234,041)	566	(2,488,035)

PROVISION FOR INCOME TAXES	—	—	6,464

NET LOSS	$(234,041)	$566	$(2,494,499)

Net Loss Per Common Share — Basic and Diluted	$(0.01)	$0.00	$(0.14)

Weighted Average Shares Outstanding — Basic and Diluted	22,921,804	5,596,667	17,823,865

The accompanying notes are an integral part of these condensed interim financial statements

PLAINS ENERGY INVESTMENTS, INC.

(AN EXPLORATION STAGE COMPANY)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM INCEPTION (APRIL 18, 2008) THROUGH MARCH 31, 2010

(UNAUDITED)

				Retained
				Earnings	Accumulated
				(Deficit)	Other
			Additional	Accumulated	Comprehensive	Total
	Common Stock		Paid-In	During the	Income	Stockholders’
	Shares	Amount	Capital	Exploration Stage	(Loss)	Equity

Balance at Inception (April 18, 2008)	—	$—	$—	$—	$—	$—

Sale of 9,300,000 Common Shares at $.0003 Per Share	9,300,000	9,300	(6,200)	—	—	3,100

Sale of 7,490,001 Common Shares at $.35 Per Share	7,490,001	7,490	2,614,010	—	—	2,621,500

Net Income	—	—	—	16,734	—	16,734

Balance — December 31, 2008	16,790,001	16,790	2,607,810	16,734	—	2,641,334

Sale of 3,393,921 Common Shares at $.85 Per Share	3,393,921	3,394	2,881,439	—	—	2,884,833

Issued 43,500 Common Shares as Consulting Fees	43,500	44	36,931	—	—	36,975

Issued 202,083 Common Shares related to Capital Raise	202,083	202	(202)	—	—	—

Private Placement Costs net of Common Shares Issued	—	—	(67,361)	—	—	(67,361)

Fair Value of Warrants Issued	—	—	2,076,841	—	—	2,076,841

Issued 150,000 Common Shares as Compensation	150,000	150	127,350	—	—	127,500

Issued 540,000 Common Shares of Restricted Stock	540,000	540	(540)	—	—	—

Restricted Stock Grant Compensation	—	—	3,188	—	—	3,188

Unrealized Gain on Available for Sale Securities	—	—	—	—	6,486	6,486

Net Loss	—	—	—	(2,277,192)		(2,277,192)

Balance — December 31, 2009	21,119,505	21,120	7,665,456	(2,260,458)	6,486	5,432,604

Sale of 924,000 Common Shares at $.85 Per Share	924,000	924	846,076	—	—	847,000

Issued 203,280 Common Shares related to Capital Raise	203,280	203	(203)	—	—	—

Private Placement Costs net of Common Shares Issued	—	—	(67,760)	—	—	(67,760)

				Retained
				Earnings	Accumulated
				(Deficit)	Other
			Additional	Accumulated	Comprehensive	Total
	Common Stock		Paid-In	During the	Income	Stockholders’
	Shares	Amount	Capital	Exploration Stage	(Loss)	Equity

Exercise of 240,000 Warrants	240,000	240	560	—	—	800

Restricted Stock Grant Compensation	—	—	57,376	—	—	57,376

Fair Value of Warrants Issued	—	—	120,770	—	—	120,770

Issued 2,573,346 Common Shares for Leasehold Interests	2,573,346	2,573	2,356,327	—	—	2,358,900

Unrealized Gain on Available for Sale Securities	—	—	—	—	5,011	5,011

Net Loss	—	—	—	(234,041)	—	(234,041)

Balance - March 31, 2010	25,060,131	$25,060	$10,978,602	$(2,494,499)	$11,497	$8,520,660

The accompanying notes are an integral part of these condensed interim financial statements

PLAINS ENERGY INVESTMENTS, INC.

(AN EXPLORATION STAGE COMPANY)

CONDENSED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 AND

FOR THE PERIOD FROM INCEPTION (APRIL 18, 2008) THROUGH MARCH 31, 2010

(UNAUDITED)

			From
			Inception on
	Three Months	Three Months	April 18, 2008
	Ended	Ended	Through
	March 31,	March 31,	March 31,
	2010	2009	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(234,041)	$566	$(2,494,499)
Adjustments to Reconcile Net Loss to Net Cash Used for Operating Activities:
Provision for Income Tax	—	—	6,464
Cash Paid for Income Taxes	—	—	(6,464)
Depletion of Oil and Gas Properties	8,500	—	8,500
Depreciation and Amortization	732	—	762
Gain on Sale of Available for Sale Securities	(4,928)	—	(19,731)
Share Based Compensation	178,146	—	2,422,650
Change in Working Capital and Other Items:
Increase in Trade Receivables	(19,910)	—	(19,910)
Increase in Other Current Assets	(11,229)	—	(19,010)
Increase in Accounts Payable	20,745	—	51,457
(Decrease) Increase in Other Current Liabilities	(2,581)	—	3,252
Net Cash Used for Operating Activities	(64,566)		(66,529)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of Office Equipment and Furniture	(4,598)	—	(22,346)
Acquisition of Leasehold Interests	(732,792)	(600,369)	(5,210,028)
Purchase of Available for Sale Securities	—	—	(569,321)
Proceeds from Sales of Available for Sale Securities	183,090	—	498,549
Net Cash Used For Investing Activities	(554,300)	(600,369)	(5,303,146)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Common Stock - Net of Issuance Costs	779,240	—	6,221,312
Proceeds from Exercise of Warrants	800	—	800
Net Cash Provided by Financing Activities	780,040	—	6,222,112

NET INCREASE IN CASH AND CASH EQUIVALENTS	161,174	(599,803)	852,437

CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	691,263	1,775,423	—

CASH AND CASH EQUIVALENTS — END OF PERIOD	$852,437	$1,175,620	$852,437

Supplemental Disclosure of Cash Flow Information
Cash Paid During the Period for Interest	$—	$—	$—
Cash Paid During the Period for Income Taxes	$—	$—	$6,464

Non-Cash Financing and Investing Activities:
Payment of Capital Raise Costs with Issuance of Stock	$186,340	$—	$358,111
Fair Value of Warrants Granted as Compensation	$120,770	$—	$2,197,611
Payment of Compensation through Issuance of Common Stock	$57,376	$—	$188,064
Payment of Consulting Fees through Issuance of Common Stock	$—	$—	$36,975
Purchases of Oil and Gas Properties through Issuance of Common Stock	$2,358,900	$—	$2,358,900
Purchases of Oil and Gas Properties through Due to Related Party	$1,374,675	$—	$1,374,675

The accompanying notes are an integral part of these condensed interim financial statements

PLAINS ENERGY INVESTMENTS, INC.

(an exploration stage company)

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2010

NOTE 1     ORGANIZATION AND NATURE OF BUSINESS

Plains Energy Investments, Inc.  (the “Company,” “we,” “us,” “our” and words of similar import) is an exploration stage company formed in April 2008 for the purpose of acquiring acreage in prospective natural resource plays in Montana and across the Williston Basin of the United States.  The Company is chartered to accumulate acreage blocks and build net asset value via the production of hydrocarbons in repeatable and scalable opportunities.

The Company is governed by a board of directors and managed by its officers.  The affairs of the Company are governed by Nevada law and the Company’s Bylaws.

Management has determined that the Company should focus on projects in the oil and gas industry primarily based in the Rocky Mountains and specifically the Williston Basin Bakken Shale formation. This is based upon a belief that the Company is able to create value via strategic acreage acquisitions and convert the value or portion thereof into production by utilizing experienced industry partners specializing in the specific areas of interest.  The Company has targeted specific prospects and has engaged in the drilling for oil and gas.  The Company is currently an exploration stage company.

The Company has two employees as of March 31, 2010. The Company will seek to retain independent contractors to assist in operating and managing the prospects as well as to carry out the principal and necessary functions incidental to the oil and gas business.  With the continued acquisition of oil and gas properties, the Company intends to continue to establish itself with industry partners best suited to the areas of operation.  As the Company continues to establish a revenue base with cash flow, it may seek opportunities more aggressive in nature.

As an independent oil and gas producer, the Company’s revenue, profitability and future rate of growth are substantially dependent on prevailing prices of natural gas and oil.  Historically, the energy markets have been very volatile and it is likely that oil and gas prices will continue to be subject to wide fluctuations in the future.  A substantial or extended decline in natural gas and oil prices could have a material adverse effect on the Company’s financial position, results of operations, cash flows and access to capital, and on the quantities of natural gas and oil reserves that can be economically produced.

NOTE 2     SIGNIFICANT ACCOUNTING POLICIES

The financial information included herein is unaudited, except the balance sheet as of December 31, 2009, which was derived from our audited financial statements as of December 31, 2009.  However, such information includes all adjustments (consisting solely of normal recurring adjustments), which are in the opinion of management, necessary for a fair presentation of financial position, results of operations and cash flows for the periods presented.  The results of operations for interim periods are not necessarily indicative of the results to be expected for an entire year.

Certain information, accounting policies, and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to certain rules and regulations of the Securities and Exchange Commission.  The financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2009.

Cash and Cash Equivalents

The Company considers highly liquid investments with insignificant interest rate risk and original maturities to the Company of three months or less to be cash equivalents.  Cash equivalents consist primarily of interest-bearing bank accounts and money market funds.  Our cash positions represent assets held in checking and money market accounts.  These assets are generally available to us on a daily or weekly basis and are highly liquid in nature.  Due to the balances being greater than $250,000, we do not have FDIC coverage on the entire amount of bank deposits.  The Company believes this risk is minimal.

Short-Term Investments

All marketable debt and equity securities that are included in short-term investments are considered available-for-sale and are carried at fair value.  The short-term investments are considered current assets due to the Company’s ability and intent to use them to fund current operations.  The unrealized gains and losses related to these securities are included in accumulated other comprehensive income.   When securities are sold, their cost is determined based on the first-in first-out method.  The realized gains and losses related to these securities are included in other income in the statements of operations.

Other Property and Equipment

Property and equipment that are not oil and gas properties are recorded at cost and depreciated using the straight-line method over their estimated useful lives of three to seven years.  Expenditures for replacements, renewals, and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred.  Long-lived assets, other than oil and gas properties, are evaluated for impairment to determine if current circumstances and market conditions indicate the carrying amount may not be recoverable.  We have not recognized any impairment losses on non oil and gas long-lived assets.  Depreciation expense was $732 for the three months ended March 31, 2010 and $0 for the three months ended March 31, 2009.

Revenue Recognition and Gas Balancing

We recognize oil and gas revenues from our interests in producing wells when production is delivered to, and title has transferred to, the purchaser and to the extent the selling price is reasonably determinable.  We use the sales method of accounting for gas balancing of gas production and would recognize a liability if the existing proven reserves were not adequate to cover the current imbalance situation.  As of March 31, 2010, our gas production was in balance, i.e., our cumulative portion of gas production taken and sold from wells in which we have an interest equaled our entitled interest in gas production from those wells.

Stock-Based Compensation

The Company has accounted for stock-based compensation under the provisions of FASB Accounting Standards Codification (ASC) 718-10-55 (Prior authoritative literature: FASB Statement 123(R), Share-Based Payment). This statement requires us to record an expense associated with the fair value of stock-based compensation.  We use the Black-Scholes option valuation model to calculate stock based compensation at the date of grant.  Option pricing models require the input of highly subjective assumptions, including the expected price volatility.  Changes in these assumptions can materially affect the fair value estimate.

Income Taxes

The Company accounts for income taxes under FASB ASC 740-10-30 (Prior authoritative literature, FASB Statement 109, Accounting for Income Taxes).  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Accounting standard require the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized.

Stock Issuance

The Company records the stock-based compensation awards issued to non-employees and other external entities for goods and services at either the fair market value of the goods received or services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in FASB ASC 505-50-30 (Prior authoritative literature, EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods, or Services).

Net Income (Loss) Per Common Share

Net Income (Loss) per common share is based on the Net Income (Loss) divided by weighted average number of common shares outstanding.

Diluted earnings per share are computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period using the treasury stock method.  As the Company has a loss for the period ended March 31, 2010 the potentially dilutive shares are anti-dilutive and are thus not added into the earnings per share calculation.

As of March 31, 2010, there are 3,600,000 warrants that are issued and presently exercisable and represent potentially dilutive shares.  The warrants have an exercise price of $.85.  If all presently exercisable warrants were exercised the Company would receive proceeds of $3,060,000.

As of March 31, 2010 there are also 1,800,000 warrants that are issued but not presently exercisable.  These warrants have an exercise price of $.85 and vest in December 2011.

Full Cost Method

The Company follows the full cost method of accounting for oil and gas operations whereby all costs related to the exploration and development of oil and gas properties are initially capitalized into a single cost center (“full cost pool”).  Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling directly related to acquisition, and exploration activities.

Proceeds from property sales will generally be credited to the full cost pool, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs.  A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.  There were no property sales for the three month period ended March 31, 2010.

Capitalized costs associated with impaired properties and capitalized cost related to properties having proved reserves, plus the estimated future development costs, asset retirement costs under FASB ASC 410-20-25 (Prior authoritative literature:, FASB Statement 143, Accounting for Asset Retirement Obligations) will be depleted and amortized on the unit-of-production method based on the estimated gross proved reserves as determined by independent petroleum engineers.  The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned.  When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion calculations.

Capitalized costs of oil and gas properties (net of related deferred income taxes) may not exceed an amount equal to the present value, discounted at 10% per annum, of the estimated future net cash flows from proved oil and gas reserves plus the cost of unevaluated properties (adjusted for related income tax effects).  Should capitalized costs exceed this ceiling, impairment is recognized.  The present value of estimated future net cash flows is computed by applying 12-month average price of oil and natural gas to estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves and assuming continuation of existing economic conditions.  Such present value of proved reserves’ future net cash flows excludes future cash outflows associated with settling asset retirement obligations that have been accrued on the Balance Sheet.  Should this comparison indicate an excess carrying value, the excess is charged to earnings as an impairment expense. As of March 31, 2010 the Company has not realized any impairment of its properties.

Joint Ventures

The financial statements as of March 31, 2010 include the accounts of the Company and its proportionate share of the assets, liabilities, and results of operations of the joint ventures it is involved in.

Use of Estimates

The preparation of financial statements under generally accepted accounting principles (“GAAP”) in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  The most significant estimates relate to certain factors involved in the valuation of share based compensation and the valuation of deferred income taxes.  Actual results may differ from those estimates.

Impairment

FASB ASC 360-10-35-21 (Prior authoritative literature, FASB Statement 144, Accounting for the Impairment and Disposal of Long-Lived Assets), requires that long-lived assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Oil and gas properties accounted for using the full cost method of accounting (which we use) are excluded from this requirement but continue to be subject to the full cost method’s impairment rules.  There was no impairment identified at March 31, 2010.

NOTE 3     SHORT-TERM INVESTMENTS

All marketable debt and equity securities that are included in short-term investments are considered available-for-sale and are carried at fair value.  The short-term investments are considered current assets due to the company’s ability and intent to use them to fund current operations.  The unrealized gains and losses related to these securities are included in accumulated other comprehensive income.   When securities are sold, their cost is determined based on the first-in first-out method.  The realized gains and losses related to these securities are included in other income in the statements of operations.

The following is a summary of our short-term investments as of March 31, 2010:

			Fair
			Market
	Cost at		Value at
	March 31,	Unrealized	March 31,
	2010	Gain	2010
Corporate Bonds	$90,503	$11,497	$102,000

For the three months ended March 31, 2010 there were realized gains of $4,928 recognized on the sale of investments.

NOTE 4     PROPERTY AND EQUIPMENT

Property and equipment at March 31, 2010 consisted of the following:

March 31, 2010
Oil and Gas Properties, Full Cost Method
Unevaluated Costs, Not Subject to Amortization or Ceiling Test	$8,852,286
Evaluated Costs	91,317
8,943,603
Office Equipment, Furniture, Leasehold Improvements and Software	22,346
8,965,949
Less: Accumulated Depreciation, Depletion and Amortization
Property and Equipment	9,262
Total	$8,956,687

The following table shows the depreciation and depletion expense by type of asset:

Three Month
Period Ended
March 31, 2010

Depletion of Costs for Evaluated Oil and Gas Properties	$8,500
Depreciation of Office Equipment, Furniture, and Software	732
Total Depreciation and Depletion Expense	$9,232

NOTE 5     OIL AND GAS PROPERTIES

Major Joint Venture

In May 2008, the Company entered into a Major Joint Venture Agreement with a third-party partner to acquire certain oil and gas leases in the Tiger Ridge Gas Field in Blaine, Hill, and Choteau Counties of Montana. Under the terms of the agreement, the Company is responsible for all lease acquisition costs. The third party joint venture partner is responsible for coordinating the geology, acquiring the leases in its name, preparing and disseminating assignments, accounting for the project costs and administration of the well operator. The Company controls an 87.5% working interest on all future production and reserves, while the third party joint venture partner controls 12.5%. The joint venture had accumulated oil and gas leases totaling 50,014 as of March 31, 2010. The Company has committed to a minimum of $1,000,000 up to $2,000,000 toward this joint venture. The third-party joint venture partner issues cash calls during the year to replenish the joint venture cash account. The Company’s contributions to the joint venture totaled $1,610,000 as of March 31, 2010. The unutilized cash balance was $47,173 as of March 31, 2010.

Tiger Ridge Joint Venture

In November 2009, the Company entered into the Tiger Ridge Joint Venture Agreement with a third-party and a well operator to develop and exploit a drilling program in two certain blocks of acreage in the Major Joint Venture, which is an area of mutual interest. The Company controls a 70.0% working interest, while the third party investor and well operator control 10% and 20%, respectively.  The Agreement requires that all parties contribute in cash their proportional share to cover all costs incurred in developing these blocks of acreage for drilling.

Big Snowy Joint Venture

In October 2008, the Company entered into the Big Snowy Joint Venture Agreement with an administrator third-party to acquire certain oil and gas leases in the Heath Oil play in Musselshell, Petroleum, Garfield, Rosebud and Fergus Counties of Montana, and another third party to perform as the operator.  Under the terms of the agreement, the Company is responsible for 72.5% of lease acquisition costs, and the other two third-parties are individually responsible for 2.5% and 25% of the lease acquisition costs. The administrator third party joint venture partner is responsible for coordinating the geology, acquiring the leases in its name, preparing and disseminating assignments, accounting for the project costs and administration of the well operator. The Company controls a 72.5% working interest on all future production and reserves, while the administrator third party joint venture partner controls 2.5% and the well operator controls 25%. The joint venture had accumulated oil and gas leases totaling 33,562 net mineral acres as of March 31, 2010. The Company is committed to a minimum of $1,000,000 up to $1,993,750 toward this joint venture, with all partners, including the Company, committing a minimum of $2,750,000. The administrator third-party joint venture partner issues cash calls during the year to replenish the joint venture cash account. The Company’s contributions to the joint venture totaled $724,744 as of March 31, 2010. The unutilized cash balance was $152,600 as of March 31, 2010.

Other Oil and Gas Acquisitions

In August 2009, the Company participated in a federal lease sale and acquired assignment of certain oil leases in Mountrail County, North Dakota for a total purchase price of $351,562 for approximately 66 net acres.

In November 2009, the Company participated in a federal lease sale and acquired assignment of certain oil leases in McKenzie and Mountrail Counties, North Dakota for a total purchase price of $1,836,774 for approximately 263 net acres.

On March 10, 2010 the Company agreed to purchase all right, title and interests of South Fork Exploration, LLC (“SFE”) in certain oil, gas and mineral leases totaling approximately 3,111 net mineral acres in McLean, Mountrail and Williams County, North Dakota and Sheridan County, Montana.  Under the agreement, the Company will pay SFE $1,374,375 cash and issue 2,573,346 unregistered shares of the Company’s common stock.   The transaction is contingent upon receipt of a fairness opinion acceptable in form and substance to the Company confirming that the terms of the proposed transaction are fair and reasonable to the Company and its shareholders and executed assignments from SFE on a county-by-county basis.  As of March 31, 2010 the Company has accrued for this transaction. The $1,274,375 of cash payable is included in Due to Related Party on the balance sheet and the stock required to be issued has been included in the Statement of Stockholders’ Equity.  It is anticipated that the stock will be issued and the cash paid related to this transaction in April 2010.   SFE is wholly owned by J.R. Reger, CEO and shareholder of Plains Energy Investments, Inc. (See Note 6).

On March 15, 2010, the Company’s Board of Directors approved a purchase agreement with Bakken Explorations (“BE”).  Under the terms of the agreement, the Company agrees to pay BE $650 per net mineral acre as consideration for the assignment of leases covering an aggregate of 738.334 net acres, contingent upon the Company’s successful conduction of its own examination of BE’s title to the leases. The examination was completed and the sale was completed on April 14, 2010.

The Company has also completed other miscellaneous acquisitions in Montana and North Dakota.

NOTE 6     RELATED PARTY TRANSACTIONS

The Company has purchased leasehold interests from South Fork Exploration, LLC (SFE).  In the first quarter of 2010, the Company purchased leasehold interests from SFE for $1,274,675 and 2,573,346 shares of restricted common stock.  SFE’s president is J.R. Reger, CEO and shareholder of Plains Energy Investments, Inc.

NOTE 7     PREFERRED AND COMMON STOCK

The Company has authorized 10,000,000 shares of preferred stock.  As of March 31, 2010, no preferred stock has been issued.

On April 18, 2008 the Company issued for cash, 9,300,000 shares of par value common stock.

In May 2008, the Company completed a private placement offering of 7,490,001 shares of common stock to accredited investors at a subscription price of $.35 per share for total gross proceeds of $2,621,500.  The offering was a private placement made under Rule 506 promulgated under the Securities Act of 1933 (the “Act”), as amended.  The securities offered and sold (or deemed to be offered and sold, in the case of underlying shares of common stock) in the offering have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The disclosure about the private placement contained in this report does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable law and related reporting requirements, and as permitted under Rule 135c under the Securities Act.

In 2009, the Company completed a private placement offering of 3,393,921 shares of common stock to accredited investors at a subscription price of $.85 per share for total gross proceeds of $2,884,833.  As part of this private placement the Company entered into an introduction letter agreement with Lantern Advisers, LLC.  As compensation for the work performed, Lantern Advisers, LLC received 202,083 shares of restricted common stock of the Company and $67,361 in cash.  The fair value of the restricted stock was $171,771 or $.85 per share, the market value of a share of common stock on the date the transaction closed.  These costs were netted against the proceeds of the offering through Additional Paid-In Capital.  The offering was a private placement made under Rule 506 promulgated under the Securities Act of 1933 (the “Act”), as amended.  The securities offered and sold (or deemed to be offered and sold, in the case of underlying shares of common stock) in the offering have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The disclosure about the private placement contained in this report does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable law and related reporting requirements, and as permitted under Rule 135c under the Securities Act.

In September 2009, the Company issued 43,500 shares of common stock to a consultant pursuant to a consulting agreement.  These shares were valued at $36,975 or $.85 per share, the market value of the shares of common stock on the date of issuance, and expensed as general and administrative expenses.  The shares were valued at the fair value of the Company’s stock on the date of the issuance.

In December 2009, the Company issued 150,000 shares of common stock to an executive of the Company as compensation for his services.  The executive was fully vested in the shares on the date of the grant.  The fair value of the stock issued was $127,500 or $.85 per share, the market value of a share of common stock on the date the stock was granted.  The entire amount of this stock award was expensed in the year ended December 31, 2009.

In January 2010, the Company completed a private placement offering of 924,000 shares of common stock to accredited investors at a subscription price of $.92 per share for total gross proceeds of $847,000.  As part of this private placement the Company entered into an introduction letter agreement with Great Northern Capital.  As compensation for the work performed, Great Northern Capital received 203,280 shares of restricted common stock of the Company and $67,760 in cash.  The fair value of the restricted stock was $186,340 or $.92 per share, the market value of a share of common stock on the date the transaction closed.  These costs were netted against the proceeds of the offering through Additional Paid-In Capital.  The offering was a private placement made under Rule 506 promulgated under the Securities Act of 1933 (the “Act”), as amended.  The securities offered and sold (or deemed to be offered and sold, in the case of underlying shares of common stock) in the offering have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The disclosure about the private placement contained in this report does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable law and related reporting requirements, and as permitted under Rule 135c under the Securities Act.

On January 25, 2010, the Company’s Board of Directors and a majority of its stockholders approved a 3-for-1 stock split pursuant to which all stockholders of record received three shares of common stock for each single share of common stock owned as of the record date. This stock split increased the issued and outstanding shares by approximately 14,100,000 and the outstanding warrants by approximately 3,600,000.  Generally accepted accounting principles require that the stock split be applied retrospectively to all periods presented.  As a result, all stock and warrant transactions have been adjusted to account for the 3-for-1 stock split.

Restricted Stock Awards

During the year ended December 31, 2009, the Company issued 540,000 restricted shares of common stock as compensation to officers of the Company.  The restricted shares vest on December 1, 2011 and December 31, 2011. As of March 31, 2010, there was approximately $399,000 of total unrecognized compensation expense related to unvested restricted stock. This compensation expense will be recognized over the remaining vesting period of the grants. The Company has assumed a zero percent forfeiture rate for restricted stock.

There were no changes to the outstanding restricted common stock in the three month period ended March 31, 2010.

NOTE 8    WARRANTS

The Company accounts for stock-based compensation under the provisions of FASB ASC 718-10-55 (Prior authoritative literature: FASB Statement 123(R), Share-Based Payment).   This statement requires us to record an expense associated with the fair value of stock-based compensation.  We use the Black-Scholes option valuation model to calculate stock-based compensation at the date of grant.  Option pricing models require the input of highly subjective assumptions, including the expected price volatility.  For the warrants granted in 2009 we used a variety of comparable and peer companies to determine the expected volatility input based on the expected term of the warrants.  We believe the use of peer company data fairly represents the expected volatility we would experience were we a public company at the time of issuance. The Company used the simplified method to determine the expected term of the warrants due to the lack of historical data. Changes in these assumptions can materially affect the fair value estimate.  The total fair value of the warrants is recognized as compensation over the vesting period.

Warrants Granted September 15, 2009

On September 15, 2009, the Company issued a consultant warrants to purchase a total of 240,000 shares of common stock exercisable at $.003 per share.   The total fair value of the warrants was calculated using the Black-Scholes valuation model based on factors present at the time the warrants were issued. The vesting of the warrants was contingent on the Company owning lease or mineral rights representing a total of seventy-five thousand net mineral acres in North Dakota and Montana.  The entire fair value if this issuance was expensed in 2009.  These warrants were exercised in January 2010.

The following assumptions were used for the Black-Scholes model:

September 15,
2009
Risk free rates	2.41%
Dividend yield	0%
Expected volatility	73.11%
Weighted average expected warrant life	2.5 Years

The “fair market value” at the date of issuance for the warrants issued using the formula relied upon for calculating the fair value of warrants is as follows:

Weighted average fair value per share	$.85
Total warrants granted	240,000
Total weighted average fair value of warrants granted	$203,925

Warrants Granted November 1, 2009

On November 1, 2009, the Company issued two consultants and two directors warrants to purchase a total of 3,600,000 shares of common stock exercisable at $.85 per share.  Each of the directors was issued 1,500,000 warrants and each of the consultants was issued 300,000 warrants.  The total fair value of the warrants was calculated using the Black-Scholes valuation model based on factors present at the time the warrants were issued. The directors and consultants were fully vested in the warrants on the date of the grant.  The fair value of these warrants was expensed in 2009. None of these warrants have been exercised as of March 31, 2010.

The following assumptions were used for the Black-Scholes model:

November 1,
2009
Risk free rates	2.33%
Dividend yield	0%
Expected volatility	73.11%
Weighted average expected warrant life	5 Years

The “fair market value” at the date of issuance for the warrants issued using the formula relied upon for calculating the fair value of warrants is as follows:

Weighted average fair value per share	$.52
Total warrants granted	3,600,000
Total weighted average fair value of warrants granted	$1,866,270

Warrants Granted December 1, 2009

On December 1, 2009, the Company issued its Chief Financial Officer warrants to purchase a total of 300,000 shares of common stock exercisable at $.85 per share.  The total fair value of the warrants was calculated using the Black-Scholes valuation model based on factors present at the time the warrants were issued. These warrants vest on December 1, 2011.  As of March 31, 2010, there was approximately $133,000 of total unrecognized compensation expense related to these unvested warrants. This compensation expense will be recognized over the remaining vesting period of the grants. The Company recognized $19,939 of expense related to these warrants in the three month period ended March 31, 2010.

The following assumptions were used for the Black-Scholes model:

December 1,
2009
Risk free rates	2.03%
Dividend yield	0%
Expected volatility	68.98%
Weighted average expected warrant life	6 Years

The “fair market value” at the date of issuance for the warrants issued using the formula relied upon for calculating the fair value of warrants is as follows:

Weighted average fair value per share	$.53
Total warrants granted	300,000
Total weighted average fair value of warrants granted	$159,513

Warrants Granted December 31, 2009

On December 31, 2009, the Company issued its Chief Executive Officer warrants to purchase a total of 1,500,000 shares of common stock exercisable at $.85 per share.  The total fair value of the warrants was calculated using the Black-Scholes valuation model based on factors present at the time the warrants were issued. These warrants vest on December 31, 2011.  As of March 31, 2010, there was approximately $706,000 of total unrecognized compensation expense related to these unvested warrants. This compensation expense will be recognized over the remaining vesting period of the grants. The Company recognized $100,831 of expense related to these warrants in the three month period ended March 31, 2010.

The following assumptions were used for the Black-Scholes model:

December 31,
2009
Risk free rates	2.69%
Dividend yield	0%
Expected volatility	68.92%
Weighted average expected warrant life	6 Years

The “fair market value” at the date of issuance for the warrants issued using the formula relied upon for calculating the fair value of warrants is as follows:

Weighted average fair value per share	$.54
Total warrants granted	1,500,000
Total weighted average fair value of warrants granted	$806,649

The table below reflects the status of warrants outstanding at March 31, 2010:

	Common	Exercise	Expiration
Issue Date	Shares	Price	Date

November 1, 2009	3,600,000	$.85	November 1, 2019
December 1, 2009	300,000	$.85	December 1, 2019
December 31, 2009	1,500,000	$.85	December 31, 2019
	5,400,000

Currently Outstanding Warrants

•	No warrants were forfeited or expired during the three month period ended March 31, 2010.

•

The Company recorded expense related to these warrants of $120,770 for the three month period ended March 31, 2010.  There is $838,546 of compensation expense that will be recognized in future periods relating to warrants that have been granted as of March 31, 2010.

•	There are 3,600,000 warrants that are exercisable at March 31, 2010.

•	240,000 warrants were exercised during the three month period ended March 31, 2010.

•	The per-share weighted average exercise price of the outstanding warrants was $.85 at March 31, 2010.

•	The remaining average contractual life of the outstanding warrants was 9.6 years at March 31, 2010.

NOTE 9     INCOME TAXES

The Company utilizes the asset and liability approach to measuring deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates in accordance with FASB ASC 740-10-30 ( Prior authoritative literature: FASB Statement 109, Accounting for Income Taxes). Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The income tax expense for the three month period ended March 31, 2010 consists of the following:

	Three Month Period
	Ended March 31,
	2010	2009
Current Income Taxes	$—	$—
Deferred Income Taxes
Federal	(74,000)	—
State	(16,000)	—
Increase in Valuation Allowance	90,000	—
Total Expense	$—	$—

In June 2006, FASB issued FASB ASC 740-10-05-6 (Prior authoritative literature: FASB Statement 48, Accounting for Uncertainty in Income Taxes).  Under FASB ASC 740-10-05-6, tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities.  The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement.  Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards.

Our policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits within income tax expense.  For the three month period ended March 31, 2010, we did not recognize any interest or penalties in our Statement of Operations, nor did we have any interest or penalties accrued in our Balance Sheet at March 31, 2010 relating to unrecognized benefits.

The 2008 and 2009 tax years remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which we are subject.

NOTE 10     FAIR VALUE

FASB ASC 820-10-55 (Prior authoritative literature: FASB Statement 157, Fair Value Measurements) defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements.  Fair value is defined under FASB ASC 820-10-55 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Valuation techniques used to measure fair value under FASB ASC 820-10-55 must maximize the use of observable inputs and minimize the use of unobservable inputs.  The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets of liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following schedule summarizes the valuation of financial instruments measured at fair value on a recurring basis in the balance sheet as of March 31, 2010.

	Fair Value Measurements at March 31, 2010 Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Short-Term Investments (See Note 3)	$102,000	$—	$—

Level 1 assets consist of corporate bonds, the fair value of these treasuries is based on quoted market prices.

NOTE 11       FINANCIAL INSTRUMENTS

The Company’s financial instruments include cash and cash equivalents, accounts receivable and accounts payable. The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of their immediate or short-term maturities.

NOTE 12     COMPREHENSIVE INCOME

The Company follows the provisions of FASB ASC 220-10-55 (Prior authoritative literature: FASB Statement 130, Reporting Comprehensive Income) which establishes standards for reporting comprehensive income.  In addition to net income, comprehensive income includes all changes in equity during a period, except those resulting from investments and distributions to stockholders of the Company.

For the periods indicated, comprehensive income (loss) consisted of the following:

	Three Month Period Ended March 31,		For the Period from Inception (April 18, 2008) through March 31,
	2010	2009	2010
Net Loss	$(234,041)	$566	$(2,494,499)

Unrealized gains on Short-term Investments	5,011	—	11,497)

Comprehensive loss	$(229,030)	$566	$(2,483,002)

NOTE 13     SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 16, 2010, the date of issuance of the Company’s financial position and results of operations and determined one event to be material.

On April 5, 2010, Plains acquired assignments of certain oil leases in McKenzie County, North Dakota for a total purchase price of $585,050 for approximately 1,224 net acres.

On April 14, 2010, Plains acquired assignments of certain oil leases in McKenzie County, North Dakota for a total purchase price of $553,750 for approximately 738 net acres.

On April 16, 2010 the Company completed a merger with ante4, Inc. (the “Merger”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”). Subsequent to the Merger, ante4 changed its name to Voyager Oil & Gas, Inc. (“Voyager”). Under the Merger Agreement, Plains Energy Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Voyager (“Acquisition Sub”) merged with and into the Company, with the Company remaining as the surviving corporation and a wholly-owned subsidiary of Voyager.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated combined statements of operations for the year ended December 31, 2009 and the three months ended March 31, 2010 are based on the historical statements of operations of Voyager Oil & Gas, Inc. (“Company”) and Plains Energy Investments, Inc. (“Target Company”), giving effect to the Company’s acquisition of the Target Company as if the acquisition had occurred on January 1, 2009. The Company’s historical information is derived from the audited financial statements of Voyager Oil & Gas, Inc. for the year ended December 31, 2009 and the unaudited financials for the three months ended March 31, 2010 included elsewhere in this prospectus. The Target Company’s historical information has been derived from audited financial information for the year ended December 31, 2009 and the unaudited period from January 1, 2010 to March 31, 2010.

The unaudited pro forma condensed consolidated combined financial statements are provided for information purposes only and are based on estimates and assumptions as set forth in the notes to such statements. The unaudited pro forma condensed consolidated combined financial statements are not necessarily indicative of the combined results of operations to be expected in any future period or the results that actually would have been realized had the transaction been completed on January 1, 2009. This information should be read in conjunction with the historical financial statements and related notes of the Company and the Target Company included in this prospectus, and in conjunction with the accompanying notes to these unaudited pro forma condensed consolidated combined financial statements.

VOYAGER OIL & GAS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED

BALANCE SHEET

MARCH 31, 2010

(in thousands)

	Voyager Oil & Gas, Inc. (formerly ante4, Inc.)	Plains Energy Investments, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined

Assets
Current assets:
Cash and cash equivalents	391	852	(391)	(a)	852
Short-term investments	28,199	102	(801)	(d)	27,500
Accounts receivable, net of allowances	7,807	20	(7,807)	(b)	20
Other	111	19	(111)	(c)	19
Total Current Assets	36,508	993			28,391

Investments in debt securities and put rights	3,116	—	(3,116)	(d)	—
Oil & Gas Properties - Full Cost Method	—	8,936	—		8,936
Property and equipment, net	35	21	(35)	(e)	21
Other	—	—	—		—
Total Assets	39,659	9,950			37,348

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	405	51	(307)	(f)	149
Accrued payroll and related	5	—	(5)	(f)	—
Line of credit	2,436	—	(2,436)	(g)	—
Operating lease reserve	602	—			602
Royalties payable	415	—	(415)	(f)	—
Other accrued expenses	209	3	(209)	(f)	3
Deferred revenue	—	—	—		—
Due to related party	—	1,375	—		1,375
Income taxes payable	(117)	—	—		(117)
Total Liabilities	3,955	1,429			2,012

Commitments and Contingencies

Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	21	25	—		46
Additional paid-in capital	45,938	10,979	(19,145)	(h)	37,772
Deficit	(10,256)	(2,494)	10,256	(i)	(2,494)
Accumulated other comprehensive gain	1	11	—		12
Total Stockholder’s equity	35,704	8,521			35,219
Total Liabilities and Stockholders’ equity	39,659	9,950			37,348

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

VOYAGER OIL & GAS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED

STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2010

(in thousands)

	Voyager Oil & Gas, Inc. (formerly ante4, Inc.)	Plains Energy Investments, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenues	$—	$22	—		$22

Cost of revenues	—	—	—		—

Gross profit	—	22			22

Selling, general and administrative expenses	958	77	(854)	(l)	181
Asset impairment and abandonment charges	—	—	—		—
Production Taxes	—	3	—		3
Share Based Compensation	—	178	—		178
Depletion of Oil and Gas Properties	—	8	—		8
Depreciation Expense	—	1	—		1

Loss from operations	(958)	(245)			(349)

Other income (expense):
Interest income	64	—	—		64
Interest expense	(7)		7	(o)	—
Other	17	11	(17)	(o)	11
Earnings (loss) from continuing operations before income taxes	(884)	(234)			(274)

Income taxes		—	—		—
Earnings (loss) from continuing operations	(884)	(234)			(274)

Loss from discontinued operations, net of income taxes	—	—	—		—
Net earnings (loss)	(884)	(234)			(274)

Unrealized loss on securities	(1)	—	—		(1)
Comprehensive earnings (loss)	(885)	(234)			(275)

Net earnings (loss) per share - basic	(0.04)				(0.01)

Net earnings (loss) per share - diluted	(0.04)				(0.01)

Weighted-average shares outstanding - basic	21,263		24,041	(r)	45,304
Common stock equivalents	—				—
Weighted-average shared outstanding - diluted	21,263				45,304

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

VOYAGER OIL & GAS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED

STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2009

(in thousands)

	Voyager Oil & Gas, Inc. (formerly ante4, Inc.)	Plains Energy Investments, Inc.	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenues	$16,795	$—	(16,795)	(j)	$—

Cost of revenues	5,500	—	(5,500)	(k)	—

Gross profit	11,295	—			—

Selling, general and administrative expenses	11,828	64	(11,017)	(l)	875
Asset impairment and abandonment charges	1,000	—	(1,000)	(m)	—
Production Taxes	—	—	—		—
Share Based Compensation	—	2,244	—		2,244
Depletion of Oil and Gas Properties	—	—	—		—
Depreciation Expense	—	—	—		—

Loss from operations	(1,533)	(2,308)			(3,119)

Other income (expense):
Gain on Peerless Media Ltd. asset sale	16,390	—	(16,390)	(n)	—
Interest	148	—	—		148
Other	(141)	31	141	(o)	31
Earnings (loss) from continuing operations before income taxes	14,864	(2,277)			(2,940)

Income taxes	631	—	(631)	(p)	—
Earnings (loss) from continuing operations	14,233	(2,277)			(2,940)

Loss from discontinued operations, net of income taxes
(including $306) for shutdown in 2009)	(1,081)	—	1,081	(q)	—
Net earnings (loss)	13,152	(2,277)			(2,940)

Unrealized loss on securities	(2)	—	—		(2)
Comprehensive earnings (loss)	13,150	(2,277)			(2,942)

Earnings (loss) per common share from continuing operations - basic	0.69		—		(0.07)
Loss per common share from discontinued operations - basic	(0.05)		—		—
Net earnings (loss) per share - basic	0.64				(0.07)

Earnings (loss) per common share from continuing operations - diluted	0.67		—		(0.07)
Loss per common share from discontinued operations - diluted	(0.05)		—		—
Net earnings (loss) per share - diluted	0.62				(0.07)

Weighted-average shares outstanding - basic	20,603		24,041	(r)	44,644
Common stock equivalents	540		(540)		—
Weighted-average shared outstanding - diluted	21,143				44,644

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements

VOYAGER OIL & GAS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The following table summarizes the fair value of assets acquired and liabilities assumed (in thousands) :

Assets acquired
Cash	$244
Trade receivables	20
Short-term investments	—
Other current assets	19
Oil and Gas Properties, Full Cost Method	10,004
Other Property and Equipment	22
Less: accumulated depreciation and depletion	(9)
Total assets acquired	10,300
Liabilities assumed
Accounts payable	51
Other current liabilities	3
Due to related parties	1,725
Total fair value of assets and liabilities acquired	$8,521

2. Pro Forma Adjustments

The preceding unaudited pro forma condensed consolidated combined financial statements have been prepared as if the acquisition was completed on January 1, 2009 for the statement of operations purposes and reflect the following pro forma adjustments:

(a)	To reflect the elimination of the cash held by the Company greater than the purchase price named in the merger agreement.

(b)	To reflect the elimination of the accounts receivable held by the Company that was not transferred to the surviving entity as a part of the merger agreement.

(c)	To reflect the elimination of the other assets held by the Company that was not transferred to the surviving entity as a part of the merger agreement.

(d)	To reflect the elimination of the investments held by the Company greater than the purchase price named in the merger agreement.

(e)	To reflect the elimination of the property and equipment held by the Company that was not transferred to the surviving entity as a part of the merger agreement.

(f)	To reflect the elimination of the accounts payable and accrued liabilities held by the Company that was not transferred to the surviving entity as a part of the merger agreement.

(g)	To reflect the elimination of the line of credit held by the Company that was not transferred to the surviving entity as a part of the merger agreement.

(h)	To reflect the elimination of the additional paid-in capital held by the Company that was not transferred to the surviving entity as a part of the merger agreement.

(i)	To reflect the elimination of the deficit held by the Company that was not transferred to the surviving entity as a part of the merger agreement.

(j)	To eliminate the historical revenue recognized by the Company related to royalty revenue transactions that would not have been recognized by the surviving entity.

(k)	To eliminate the costs of historical revenue recognized by the Company related to royalty revenue transactions that would not have been recognized by the surviving entity.

(l)

To eliminate selling, general and administrative expenses recognized by the Company that would not have been recognized by the surviving entity. The remaining expenses that would have been recognized relate to office lease expense retained by the surviving entity, less sublease payments received for the year ended December 31, 2009 and for the three months ended March 31, 2010:

Office lease expense		$897,000
Less: sublease income received	$	(86,000)
Additional lease expenses recognized by the surviving entity for the year ended December 31, 2009		$811,000

Office lease expense	$233,000
Less: sublease income received	$(129,000)
Additional lease expenses recognized by the surviving entity for the three months ended March 31, 2010	$104,000

(m)	To reflect the elimination of the impairment charges recognized by the Company that would not have been recognized by the surviving entity.

(n)	To reflect the elimination of the asset sale recognized by the Company that would not have been recognized by the surviving entity.

(o)	To reflect the elimination of interest, other income and expenses recognized by the Company that would not have been recognized by the surviving entity.

(p)	To reflect the elimination of income tax expense recognized by the Company that would not have been recognized by the surviving entity.

(q)	To reflect the elimination of loss from discontinued operations recognized by the Company that would not have been recognized by the surviving entity.

(r)	To reflect the issuance of the Company’s shares in conjunction with the acquisition (excluding shares subject to vesting).

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following is a statement of the estimated expenses to be incurred by the registrant in connection with the distribution of the securities registered under this registration statement: All amounts shown are estimates, except the SEC registration fee.

Amount
SEC registration fee	$4,606
Legal fees and expenses	10,000
Accounting fees and expenses	5,000
Printing expenses	5,000
Miscellaneous	5,000
Total	$29,606

Item 15.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

Our certificate of incorporation and amended and restated bylaws limit the liability of our directors to the fullest extent permitted by Delaware law.  Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•                  breach of their duty of loyalty to us or our stockholders;

•                  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law; or

•                  transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Section 145(g) of the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit indemnification.  We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 16.  Exhibits

Exhibit Index

Exhibit No.	Description	Reference
2.1	Asset Purchase Agreement dated as of July 28, 2009 by and between Gamynia Limited and WPT Enterprises, Inc.	Exhibit 2.1 to the current report on Form 8-K of the registrant filed on August 3, 2009.
2.2	Guaranty Agreement dated as of July 28, 2009 made by Borucoral Limited in favor of WPT Enterprises, Inc.	Exhibit 2.2 to the current report on Form 8-K of the registrant filed on August 3, 2009.
2.3	Asset Purchase Agreement dated August 24, 2009 by and among Peerless Media Ltd. and WPT Enterprises, Inc.	Exhibit 2.1 to the current report on Form 8-K of the registrant filed on August 24, 2009.
2.4	Guaranty Agreement dated as of August 24, 2009 made by ElectraWorks Ltd. in favor of WPT Enterprises, Inc.	Exhibit 2.2 to the current report on Form 8-K of the registrant filed on August 24, 2009.
2.5

Agreement and Plan of Merger dated as of April 16, 2010, by and among ante4, Inc., a Delaware corporation, Plains Energy Investments, Inc., a Nevada corporation, and Plains Energy Acquisition Corp., a Delaware corporation.

Exhibit 2.1 to the current report on Form 8-K of the registrant filed on April 19, 2010
4.1	Form of Specimen Stock Certificate	Exhibit 4.1 to the Form 10-Q report of the registrant for the quarter ended September 27, 2009.
4.2	Form of Vesting Warrant.#
4.3	Form of Warrant.#
4.4	Form of Restricted Stock Award Agreement.#
4.5	Form of Lock-up Agreement.#
4.6	Certificate of Incorporation of WPT Enterprises, Inc.	Exhibit 3.4 to the Form S-1/A registration statement of the registrant filed on June 15, 2004 (File No. 333-114479).
4.7	Bylaws of WPT Enterprises, Inc.	Exhibit 3.5 to the Form S-1/A registration statement of the registrant filed on June 15, 2004 (File No. 333-114479).
5.1	Opinion of Fredrikson & Byron, P.A.#
21.1	List of Subsidiaries.#
23.1	Consent of Piercy Bowler Taylor & Kern.#
23.2	Consent of Mantyla McReynolds LLC.#
24.1	Power of Attorney(Included on Signature Page)

#     Filed herewith

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)                                  That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billings, State of Montana, on April 29, 2010.

VOYAGER OIL & GAS, INC.

By:	/s/ James Russell (J.R.) Reger
James Russell (J.R.) Reger
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Russell (J.R.) Reger and Mitchell R. Thompson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any or all amendments to this Registration Statement on Form S-3 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ James Russell (J.R.) Reger
James Russell (J.R.) Reger	Chief Executive Officer, Director	April 29, 2010

/s/ Mitchell R. Thompson
Mitchell R. Thompson	Chief Financial Officer	April 29, 2010

/s/ Lyle Berman
Lyle Berman	Director; Chairman of the Board	April 29, 2010

/s/ Bradley Berman
Bradley Berman	Director	April 29, 2010

/s/ Terry Harris
Terry Harris	Director	April 29, 2010

/s/ Joseph Lahti
Joseph Lahti	Director	April 29, 2010

Steve Lipscomb	Director	April 29, 2010

/s/ Myrna Patterson McLeroy
Myrna Patterson McLeroy	Director	April 29, 2010

/s/ Loren J. O’Toole II
Loren J. O’Toole II	Director	April 29, 2010